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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Transocean Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April     , 2012

Dear Shareholder:

        The 2012 annual general meeting of Transocean Ltd. will be held on Friday, May 18, 2012 at 4:00 p.m., Swiss time, at the Lorzensaal Cham, Dorfplatz 3, CH-6330 Cham, Switzerland. The invitation to the annual general meeting, the proxy statement and a proxy card are enclosed and describe the matters to be acted upon at the meeting.

        It is important that your shares be represented and voted at the meeting, whether you plan to attend or not. Please read the enclosed invitation and proxy statement and date, sign and promptly return the proxy card in the enclosed self-addressed envelope.

        A note to Swiss and other European investors:

        Transocean Ltd. is incorporated in Switzerland, has issued registered shares and trades on both the New York Stock Exchange and the SIX Swiss Exchange; however, unlike many Swiss incorporated or SIX Swiss Exchange-listed companies, share blocking and re-registration are not requirements for any Transocean shares to be voted at the meeting and all shares may be traded after the record date.

        Sincerely,

J. Michael Talbert Chairman of the Board	Steven L. Newman President and Chief Executive Officer

        This invitation, proxy statement and the accompanying proxy card are first being mailed to our shareholders on or about April     , 2012.

INVITATION TO ANNUAL GENERAL MEETING OF TRANSOCEAN LTD.
Friday, May 18, 2012
4:00 p.m., Swiss time,
at the Lorzensaal Cham, Dorfplatz 3, CH-6330 Cham, Switzerland

Agenda Items

  (1)
  Approval of the 2011 Annual Report, including the Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2011 and the Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2011.

    Proposal of the Board of Directors

    The Board of Directors proposes that the 2011 Annual Report, including the consolidated financial statements for fiscal year 2011 and the statutory financial statements for fiscal year 2011, be approved.

  (2)
  Appropriation of the Available Earnings for Fiscal Year 2011.

    Proposal of the Board of Directors

    The Board of Directors proposes that all available earnings of the Company be carried forward.

in CHF thousands
Balance brought forward from previous years	261,689
Net profit of the year	(100,198)

Total available earnings	161,491
Appropriation of available earnings
Balance to be carried forward on this account	161,491
  (3)
  Election of Three Directors as Follows; Reelection of Two Directors as Follows:

  3.1
  Election of Glyn Barker, Vanessa C.L. Chang and Chad Deaton as Directors.

    Proposal of the Board of Directors

    The Board of Directors proposes that the nominees set forth below be elected as Class I Directors for a three-year term:

      •
      Glyn Barker;

      •
      Vanessa C.L. Chang; and

      •
      Chad Deaton.

    3.2
    Reelection of Edward R. Muller and Tan Ek Kia as Directors.

    Proposal of the Board of Directors

    The Board of Directors further proposes that the directors set forth below be reelected as Class I Directors for a three-year term:

      •
      Edward R. Muller; and

      •
      Tan Ek Kia.

i

  (4)
  Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2012 and Reelection of Ernst & Young Ltd., Zurich, as the Company's Auditor for a Further One-Year Term.

    Proposal of the Board of Directors

    The Board of Directors proposes that Ernst & Young LLP be appointed as Transocean Ltd.'s independent registered public accounting firm for the fiscal year 2012 and that Ernst & Young Ltd., Zurich, be reelected as Transocean Ltd.'s auditor pursuant to the Swiss Code of Obligations for a further one-year term, commencing on the day of election at the 2012 annual general meeting and terminating on the day of the 2013 annual general meeting.

  (5)
  Advisory Vote on Executive Compensation.

    Proposal of the Board of Directors

    The Board of Directors proposes that shareholders be provided with an advisory vote on the compensation of the Company's Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement.

Organizational Matters

        A copy of the proxy materials, including a proxy and admission card, has been sent to each shareholder registered in Transocean Ltd.'s share register as of March 21, 2012. Any additional shareholders who are registered in Transocean Ltd.'s share register on May 1, 2012 will receive a copy of the proxy materials after May 1, 2012. Shareholders not registered in Transocean Ltd.'s share register as of May 1, 2012 will not be entitled to attend, vote or grant proxies to vote at, the 2012 annual general meeting.

        While no shareholder will be entered in Transocean Ltd.'s share register as a shareholder with voting rights between the close of business on May 1, 2012 and the opening of business on the day following the annual general meeting, share blocking and re-registration are not requirements for any Transocean Ltd. shares to be voted at the meeting and all shares may be traded after the record date. BNY Mellon Shareowner Services, which maintains Transocean Ltd.'s share register, will continue to register transfers of Transocean Ltd. shares in the share register in its capacity as transfer agent during this period.

        Shareholders registered in Transocean Ltd.'s share register as of May 1, 2012 have the right to attend the annual general meeting and vote their shares (in person or by proxy), or may grant a proxy to vote on each of the proposals in this invitation and any other matter properly presented at the meeting for consideration. Shareholders may deliver proxies to either Transocean Ltd. (as corporate proxy) or the independent representative, Rainer Hager, by marking the proxy card appropriately, executing it in the space provided, dating it and returning it either to:

    Transocean Ltd.
    Vote Processing
    c/o Broadridge
    51 Mercedes Way
    Edgewood, NY 11717
    USA

    or, if granting a proxy to the independent representative
    Rainer Hager
    Attorney at Law and Notary
    Schweiger, Advokatur/Notariat
    Dammstrasse 19
    CH-6300 Zug
    Switzerland

        We urge you to return your proxy card by 4:00 p.m. Eastern Daylight Time (EDT), 10:00 p.m. Swiss time, on May 17, 2012 to ensure that your proxy card is timely submitted.

        Shares of holders who have timely submitted a properly executed proxy card and specifically indicated their votes will be voted as indicated. Shares of holders who have timely submitted a properly executed proxy card and have not specifically indicated their votes (irrespective of whether a proxy has been granted to Transocean Ltd. or the independent representative or neither is specified) will be voted in the manner recommended by the Board of Directors and Transocean Ltd. will act as such holders' proxy. Any proxy card marked to grant a proxy to both Transocean Ltd. (as corporate proxy) and the independent representative will be counted as a proxy granted to Transocean Ltd. only.

        If any other matters are properly presented at the meeting for consideration, Transocean Ltd. and the independent representative, as applicable, will, in the absence of specific instructions to the contrary, have the discretion to vote on these matters in the manner recommended by the Board of Directors in the name and on behalf of shareholders who have timely submitted a properly executed proxy card.

        Shareholders who hold their shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee when voting their shares. Shareholders who hold their shares in the name of a bank, broker or other nominee and wish to vote in person at the meeting must obtain a valid proxy from the organization that holds their shares.

        We may accept a proxy by any form of communication permitted by Swiss law and our Articles of Association.

        Please note that shareholders attending the annual general meeting in person or by proxy are required to show their admission card on the day of the annual general meeting. In order to determine attendance correctly, any shareholder leaving the annual general meeting early or temporarily is requested to present such shareholder's admission card upon exit.

Proxy Holders of Deposited Shares

        Institutions subject to the Swiss Federal Law on Banks and Savings Banks and professional asset managers who hold proxies for beneficial owners who did not grant proxies to Transocean Ltd. or the independent representative are kindly asked to inform Transocean Ltd. of the number and par value of the registered shares they represent as soon as possible, but no later than May 18, 2012, 6:00 a.m. EDT, 12:00 p.m. Swiss time, at the admission office for the annual general meeting.

Annual Report, Consolidated Financial Statements, Statutory Financial Statements

        A copy of the 2011 Annual Report (including the consolidated financial statements for fiscal year 2011, the statutory financial statements of Transocean Ltd. for fiscal year 2011 and the audit reports on such consolidated and statutory financial statements) is available for physical inspection at Transocean Ltd.'s registered office, Turmstrasse 30, CH-6300 Zug, Switzerland. Copies of these materials may be obtained without charge by contacting our Corporate Secretary at our registered office, Turmstrasse 30, CH-6300 Zug, Switzerland, telephone number +41 (041) 749 0500, or Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, Texas 77046, telephone number (713) 232-7500.

On behalf of the Board of Directors,
J. Michael Talbert Chairman of the Board

Zug, Switzerland
April     , 2012

YOUR VOTE IS IMPORTANT

        You may designate proxies to vote your shares by mailing the enclosed proxy card. Please review the instructions in the proxy statement and on your proxy card regarding voting.

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING TO BE HELD ON MAY 18, 2012.

Our proxy statement and 2011 Annual Report are available at
http://www.deepwater.com/proxymaterials.cfm.

Page
Information about the Meeting And Voting	P-1

Agenda Item 1. Approval of the 2011 Annual Report, the Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2011 and the Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2011

P-5
Agenda Item 2. Appropriation of the Available Earnings for Fiscal Year 2011	P-6

Agenda Item 3. Election of Three Directors as Follows; Reelection of Two Directors as Follows:
3.1 Election of Glyn Barker, Vanessa C.L. Chang and Chad Deaton as Directors;
3.2 Reelection of Edward R. Muller and Tan Ek Kia as Directors

P-7
Corporate Governance	P-12
Board Meetings and Committees	P-18
2011 Director Compensation	P-22
Audit Committee Report	P-24
Security Ownership of Certain Beneficial Owners	P-25
Security Ownership of Directors and Executive Officers	P-26
Compensation Discussion and Analysis	P-28
Executive Compensation Committee Report	P-54
Executive Compensation	P-55
Summary Compensation Table	P-55
Grants of Plan-Based Awards for 2011	P-57
Outstanding Equity Awards at Year-End 2011	P-58
Option Exercises and Shares Vested for 2011	P-59
Pension Benefits for 2011	P-59
Nonqualified Deferred Compensation for 2011	P-63
Potential Payments Upon Termination or Change of Control	P-64
Certain Transactions	P-70
Equity Compensation Plan Information	P-70

Agenda Item 4. Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2012 and Reelection of Ernst & Young Ltd., Zurich, as the Company's Auditor Pursuant to the Swiss Code of Obligations for a Further One-Year Term

P-71
Fees Paid to Ernst & Young	P-71
Audit Committee Pre-Approval of Audit and Non-Audit Services	P-72
Agenda Item 5. Advisory Vote on Executive Compensation	P-73
Other Matters	P-75

PROXY STATEMENT

FOR ANNUAL GENERAL MEETING OF TRANSOCEAN LTD.
MAY 18, 2012

INFORMATION ABOUT THE MEETING AND VOTING

        This proxy statement is furnished in connection with the solicitation of proxies by Transocean Ltd., on behalf of our Board of Directors, to be voted at our annual general meeting to be held on May 18, 2012 at 4:00 p.m., Swiss time, at the Lorzensaal Cham, Dorfplatz 3, CH-6330 Cham, Switzerland.

Agenda Items

        At the annual general meeting, shareholders will be asked to vote upon the following agenda items:

  •
  Approval of the 2011 Annual Report, including the consolidated financial statements of Transocean Ltd. for fiscal year 2011 and the statutory financial statements of Transocean Ltd. for fiscal year 2011.

  •
  Appropriation of the available earnings for fiscal year 2011.

  •
  Election of three directors as follows; reelection of two directors as follows:

  •
  Election of Glyn Barker, Vanessa C.L. Chang and Chad Deaton as Class I Directors, each for a three-year term; and

  •
  Reelection of Edward R. Muller and Tan Ek Kia as Class I Directors, each for a three-year term.

  •
  Appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2012 and reelection of Ernst & Young Ltd., Zurich, as the Company's auditor pursuant to the Swiss Code of Obligations for a further one-year term.

  •
  Advisory vote on the compensation of the Company's Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.

Quorum

        Our Articles of Association provide that the presence of shareholders, in person or by proxy, holding at least a majority of the shares entitled to vote at the meeting constitutes a quorum for purposes of this annual general meeting. Abstentions and "broker nonvotes" will be counted as present for purposes of determining whether there is a quorum at the meeting.

Record Date

        Only shareholders of record on May 1, 2012 are entitled to notice of, to attend, and to vote or to grant proxies to vote at, the annual general meeting. No shareholder will be entered in Transocean Ltd.'s share register with voting rights between the close of business on May 1, 2012 and the opening of business on the day following the annual general meeting.

        While no shareholder will be entered in Transocean Ltd.'s share register as a shareholder with voting rights between the close of business on May 1, 2012 and the opening of business on the day following the annual general meeting, share blocking and re-registration are not requirements for any Transocean Ltd. shares to be voted at the meeting and all shares may be traded after the record date. BNY Mellon Shareowner Services, which maintains Transocean Ltd.'s share register, will continue to register transfers of Transocean Ltd. shares in the share register in its capacity as transfer agent during this period.

 Votes Required

  •
  Approval of the proposal with respect to the 2011 Annual Report and the 2011 consolidated financial statements and 2011 statutory financial statements of Transocean Ltd. requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions or blank or invalid ballots.

  •
  Approval of the proposal for the appropriation of available earnings for fiscal year 2011 to be carried forward requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions or blank or invalid ballots.

  •
  Approval of the proposal to elect three nominees and reelect two nominees named in the proxy statement as directors requires the affirmative vote of a plurality of the votes cast in person or by proxy at the annual general meeting. The plurality requirement means that the director nominee with the most votes for a board seat is elected to that board seat. You may vote "for" or "against" or "abstain" with respect to the election of each director. Only votes "for" are counted in determining whether a plurality has been cast in favor of a director. Abstentions and broker non-votes are not counted for purposes of the election of directors. As described later in this proxy statement, our Corporate Governance Guidelines set forth our procedures if a director nominee is elected but does not receive more votes cast "for" than "against" the nominee's election.

  •
  Approval of the proposal to appoint Ernst & Young LLP as the Company's independent registered public accounting firm for 2012 and to reelect Ernst & Young Ltd. as the Company's auditor pursuant to the Swiss Code of Obligations for a further one-year term requires the affirmative vote of holders of a majority of the votes cast in person or by proxy at the annual general meeting on the proposal. Abstentions and blank or invalid ballots are not counted for purposes of this proposal.

  •
  Approval of the advisory vote on the compensation of the Company's Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions, broker non-votes or blank or invalid ballots. The vote is advisory and therefore not binding on the Company.

        As of March 21, 2012, there were                    shares outstanding. Only registered holders of our shares on May 1, 2012, the record date established for the annual general meeting, are entitled to notice of, to attend and to vote at, the meeting. Holders of shares on the record date are entitled to one vote for each share held.

Proxies

        A proxy card is being sent to each record holder of shares as of March 21, 2012. In addition, a proxy card will be sent to each additional record holder of shares as of the record date, May 1, 2012. If you are registered as a shareholder in Transocean Ltd.'s share register as of May 1, 2012, you may grant a proxy to vote on each of the proposals and any other matter properly presented at the meeting for consideration. Shareholders may deliver proxies to either Transocean Ltd. or the independent representative, Rainer Hager, by marking your proxy card appropriately, executing it in the space provided, dating it and returning it either to:

    Transocean Ltd.
    Vote Processing
    c/o Broadridge
    51 Mercedes Way
    Edgewood, NY 11717
    USA

    or, if granting a proxy to the independent representative
    Rainer Hager
    Attorney at Law and Notary
    Schweiger, Advokatur/Notariat
    Dammstrasse 19
    CH-6300
    Zug, Switzerland

        We urge you to return your proxy card by 4:00 p.m. Eastern Daylight Time (EDT), 10:00 p.m. Swiss time, on May 17, 2012 to ensure that your proxy card is timely submitted. Proxies granted to Transocean Ltd. will be exercised by a non-executive officer of Transocean Ltd. at the annual general meeting.

        Please sign, date and mail your proxy card in the envelope provided. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares.

        Under New York Stock Exchange rules, brokers who hold shares in street name for customers, such that the shares are registered on the books of the Company as being held by the brokers, have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners, but are precluded from exercising their voting discretion with respect to proposals for "non-routine" matters. Proxies submitted by brokers without instructions from customers for these non-routine matters are referred to as "broker non-votes." Agenda Item 3 for the election of directors, as well as Agenda Item 5, are non-routine matters under New York Stock Exchange rules. If you hold your shares in "street name," your broker may not be able to vote your shares in the election of directors unless the broker receives appropriate instructions from you. We recommend that you contact your broker to exercise your right to vote your shares.

        If you were a holder on the record date and have timely submitted a properly executed proxy card and specifically indicated your votes, your shares will be voted as indicated. If you were a holder on the record date and you have timely submitted a properly executed proxy card and have not specifically indicated your votes (irrespective of whether a proxy has been granted to Transocean Ltd. or the independent representative or neither is specified), your shares will be voted in the manner recommended by the Board of Directors and Transocean Ltd. will act as your proxy. Any proxy card marked to grant a proxy to both Transocean Ltd. (as corporate proxy) and the independent representative will be counted as a proxy granted to Transocean Ltd. only.

        There are no other matters that the Board of Directors intends to present, or has received proper notice that others will present, at the annual general meeting. If any other matters are properly presented at the meeting for consideration, Transocean Ltd. and the independent representative, as applicable, will, in the absence of specific instructions to the contrary, vote any proxies submitted to them on these matters in the manner recommended by the Board of Directors.

        You may revoke your proxy card at any time prior to its exercise by:

  •
  giving written notice of the revocation to our Corporate Secretary at Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland, with respect to proxies granted to Transocean Ltd., or to the independent representative at the address set forth above, with respect to proxies granted to the independent representative;

  •
  appearing at the meeting, notifying our Corporate Secretary, with respect to proxies granted to Transocean Ltd., or the independent representative, with respect to proxies granted to the independent representative, and voting in person; or

  •
  properly completing and executing a later-dated proxy and timely delivering it to our Corporate Secretary or the independent representative.

        Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes already taken. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

        We may accept a proxy by any form of communication permitted by Swiss law and our Articles of Association. Please note that shareholders attending the annual general meeting in person or by proxy are required to show their admission card on the day of the annual general meeting. In order to determine attendance correctly, any shareholder leaving the annual general meeting early or temporarily is requested to present such shareholder's admission card upon exit.

        References to "Transocean," the "Company," "we," "us" or "our" include Transocean Ltd. together with its subsidiaries and predecessors, unless the context requires otherwise.

AGENDA ITEM 1.

Approval of the 2011 Annual Report, including the Consolidated Financial Statements of
Transocean Ltd. for Fiscal Year 2011 and the Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2011

Proposal

        The Board of Directors proposes that the 2011 Annual Report, including the consolidated financial statements of Transocean Ltd. for fiscal year 2011 and the statutory financial statements for fiscal year 2011, be approved.

Explanation

        The consolidated financial statements of Transocean Ltd. for fiscal year 2011 and the Swiss statutory financials for fiscal year 2011 are contained in the 2011 Annual Report, which was made available to all registered shareholders with this invitation and proxy statement. In addition, these materials will be available for physical inspection at the Company's registered office, Turmstrasse 30, CH-6300 Zug, Switzerland. The 2011 Annual Report also contains information on the Company's business activities and our business and financial situation, information relating to corporate governance as required by the SIX Swiss Exchange directive on corporate governance, and the reports of Ernst & Young Ltd., Zurich, the Company's auditors pursuant to the Swiss Code of Obligations, on the Company's consolidated financial statements for fiscal year 2011 and statutory financial statements for fiscal year 2011. In its reports, Ernst & Young Ltd., the Company's auditors pursuant to the Swiss Code of Obligations, recommended without qualification that the Company's consolidated financial statements and statutory financial statements for the year ended December 31, 2011 be approved. Ernst & Young Ltd. expresses its opinion that the "consolidated financial statements for the years ended December 31, 2011 and 2010 present fairly in all material respects, the consolidated financial position of Transocean Ltd. and subsidiaries at December 31, 2011 and 2010, and the consolidated results of operations and cash flows for each of the three years in the period ended December 31, 2011 in accordance with accounting principles generally accepted in the United States and comply with Swiss law." Ernst & Young Ltd. further expresses its opinion and confirms that the statutory financial statements for the year ended December 31, 2011 and the proposed appropriation of available earnings comply with Swiss law and the Articles of Association of the Company.

        Under Swiss law, the prior year's Annual Report and the consolidated financial statements and Swiss statutory financials must be submitted to shareholders for approval at each annual general meeting.

        If the shareholders do not approve this proposal, the Board of Directors may call an extraordinary general meeting of shareholders for reconsideration of this proposal by shareholders.

Voting Requirement to Approve Proposal

        The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions or blank or invalid ballots.

Recommendation

        The Board of Directors recommends a vote "FOR" approval of the 2011 Annual Report, the consolidated financial statements and the Swiss statutory financials.

 AGENDA ITEM 2.

Appropriation of the Available Earnings for Fiscal Year 2011

Proposal of the Board of Directors

        The Board of Directors proposes that all available earnings of the Company be carried forward.

in CHF thousands
Appropriation of the Company's Available Earnings
Balance brought forward from previous years	261,689
Net profit of the year	(100,198)

Total available earnings	161,491
Appropriation of Available Earnings
Balance to be carried forward on this account	161,491

Explanation

        Under Swiss law, the appropriation of available earnings as set forth in the Swiss statutory financial statements must be submitted to shareholders for approval at each Annual General Meeting. The available earnings at the disposal of the Company's shareholders at the 2012 Annual General Meeting are the earnings of Transocean Ltd., on a stand-alone basis.

        The Board of Directors proposes that CHF 161,491 (the entire available earnings balance, in thousands) be carried forward in available earnings.

Voting Requirement to Approve Proposal

        The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions or blank or invalid ballots.

Recommendation

        The Board of Directors recommends a vote "FOR" this proposal.

AGENDA ITEM 3.

Election of Three Directors as Follows; Reelection of Two Directors as Follows:

Agenda Item 3.1—Election of Glyn Barker, Vanessa C.L. Chang and Chad Deaton as Directors

Agenda Item 3.2—Reelection of Edward R. Muller and Tan Ek Kia as Directors

        Our Articles of Association divide our Board of Directors into three classes: Class I, Class II and Class III. Five Class I directors are to be elected at our 2012 annual general meeting to serve for three-year terms expiring at the annual general meeting in 2015. W. Richard Anderson and Richard L. George, formerly Class I directors, resigned from the Board in June 2011 and February 2011, respectively.

        The Board has nominated Glyn Barker, Vanessa C.L. Chang and Chad Deaton for election as Class I directors and the following individuals for reelection as Class I directors: Edward R. Muller and Tan Ek Kia.

        The Board does not have a specific policy regarding diversity in the selection of director nominees. However, the Board does consider diversity in the director nominee selection process. The Board takes an expansive view of the diversity of the Board with the goal of having the directors eventually reflect the global diversity of our workforce, our clients and the cultures in which we operate. With the election of the Board's nominees, we will have four different nationalities represented on the Board. We also have five different nationalities represented in our officer group and over 87 in our global workforce. We operate in 49 countries worldwide.

        We have adopted a majority vote policy in the election of directors as part of our Corporate Governance Guidelines. This policy provides that the Board may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) in an uncontested election, such nominee does not receive more votes cast "for" than "against" the nominee's election and (2) the Board accepts the resignation. If a nominee who has submitted such a letter of resignation does not receive such specified levels of votes, the Corporate Governance Committee must promptly review the letter of resignation and recommend to the Board whether to accept the tendered resignation or reject it. The Board must then act on the Corporate Governance Committee's recommendation within 90 days following the certification of the shareholder vote. The Board must promptly disclose its decision regarding whether or not to accept the nominee's resignation letter in a Form 8-K furnished to the SEC or other broadly disseminated means of communication. Full details of this policy are set out in our Corporate Governance Guidelines which are available on our website at www.deepwater.com under "Investor Relations—Corporate Governance."

        The Board has received from each nominee for election at the annual general meeting listed below, an executed irrevocable letter of resignation consistent with these guidelines described above. Each such letter of resignation is effective only in the event that (1) such director fails to receive a sufficient number of votes from shareholders in an uncontested election of such director and (2) the Board accepts such resignation.

Nominees for Director—Class I—Terms Expiring 2015

Recommendation

Election of Glyn Barker

  GLYN BARKER, age 58, U.K. citizen, served as Vice Chairman—U.K. of PricewaterhouseCoopers LLP (PwC) from 2008 to December 2011. He was also responsible for PwC's strategy and business development for the geographic areas of Europe, the Middle East, Africa and India. Mr. Barker joined PwC in 1975 and became an audit partner in 1987. He then established PwC's private equity-focused Transactions Services business and led it globally. He joined the Management Board of PwC in the UK as Head of the Assurance Practice in 2002. In 2006, he became UK Managing Partner and served in that role until 2008. Mr. Barker is a non-executive director of

  Berkeley Group Holdings plc (LON: BKG) (since January 2012) and Aviva plc (LON: AV) (since February 2012) and Chairman Designate of the law firm Irwin Mitchell (since January 2012). He is also director of the English National Opera Company (since 2009). Mr. Barker received his Bachelor of Science in Economics & Accounting in 1975 from the University of Bristol and is a Chartered Accountant.

  The Board of Directors has concluded that Mr. Barker should be elected to the Board. Mr. Barker has significant international finance and accounting experience. This experience and the perspective it brings are expected to benefit the Board's decision making process.

  The Board of Directors recommends a vote "FOR" the election of Glyn Barker.

Election of Vanessa C.L. Chang

  VANESSA C.L. CHANG, age 59, Canadian and U.S. citizen, has been a Director and shareholder of El & El Investments, a privately held real estate investment business, since 1998. Ms. Chang previously served as the President and Chief Executive Officer of Resolveitnow.com from 2000 until 2002 and was the Senior Vice President of Secured Capital Corp in 1998. From 1986 until 1997, Ms. Chang was the West Coast partner in charge of Corporate Finance for KPMG Peat Marwick LLP. Ms. Chang is a director of Edison International (NYSE: EIX) and its wholly owned subsidiary, Southern California Edison Company (since 2007), Blue Shield of California (since 2005), and for individual investment funds within the American Funds family (since 2000). From 2002 until 2004, Ms. Chang served as a director of Inveresk Research Group Inc. Ms. Chang received her Bachelor of Arts in 1973 from the University of British Columbia and is an inactive Certified Public Accountant.

  The Board of Directors has concluded that Ms. Chang should be elected to the Board. The Board believes that Ms. Chang's experience and background in diverse industries, along with her financial and accounting background, will enhance the Board's decision making process.

  The Board of Directors recommends a vote "FOR" the election of Vanessa C.L. Chang.

Election of Chad Deaton

  CHAD DEATON, age 59, U.S. citizen, has served as Executive Chairman of Baker Hughes Incorporated (NYSE: BHI) since January 2012, prior to which he served as Chairman and Chief Executive Officer since 2004. Mr. Deaton began his career with Schlumberger in 1976 and served in a variety of international capacities, including as Executive Vice President, Oilfield Services from 1998 to 1999 and as a Senior Advisor in the Oilfield Services division from 1999 until 2001. From 2002 until 2004, Mr. Deaton was the President, Chief Executive Officer and Director of Hanover Compressor Company. Mr. Deaton is a director of Air Products and Chemicals, Inc. (NYSE: APD) (since 2010), Ariel Corporation (since 2005), and previously served as a Director of Carbo Ceramics Inc. (from 2004 to 2009). Mr. Deaton is a member of the Society of Petroleum Engineers (since 1980) and has served on its Industrial Advisory Council since 2010. He also is a member of the National Petroleum Counsel (since 2007), Executive Advisory Board of the Offshore Technology Conference (since 2011) and the University of Wyoming Chemical and Petroleum Engineering Industry Advisory Board (since 2009). Mr. Deaton received his Bachelor of Science in Geology in 1976 from the University of Wyoming.

  The Board of Directors has concluded that Mr. Deaton should be elected to the Board. Mr. Deaton has significant experience in the oilfield services industry. This experience and the perspective it brings are expected to benefit the Board's decision making process.

  The Board of Directors recommends a vote "FOR" the election of Chad Deaton.

 Reelection of Edward R. Muller

  EDWARD R. MULLER, age 60, U.S. citizen, has served as a director of the Company since November 2007 and served as a director of GlobalSantaFe Corporation from November 2001 to November 2007 and of Global Marine, Inc. from 1997 to 2001. Since the merger of Mirant Corporation with RRI Energy, Inc. to form GenOn Energy, Inc. (NYSE: GEN) in December 2010, he has served as GenOn Energy Inc.'s Chairman and Chief Executive Officer. Since August 2011, he has also served as GenOn Energy's President. Prior to the merger, Mr. Muller served as Chairman, President and Chief Executive Officer of Mirant Corporation from September 2005 to December 2010. Mr. Muller was a private investor from 2000 until 2005. Mr. Muller served as President and Chief Executive Officer of Edison Mission Energy, a wholly owned subsidiary of Edison International, from 1993 until 2000. During his tenure, Edison Mission Energy was engaged in developing, owning and operating independent power production facilities worldwide. Within the past ten years, Mr. Muller was also a director of The Keith Companies, Inc., RigNet, Inc. and Ormat Technologies, Inc. Mr. Muller received his Bachelor of Arts degree in 1973 from Dartmouth College and his law degree in 1976 from Yale Law School. Since 2004, Mr. Muller has been a trustee of the Riverview School and, since 2008, its chairman.

  The Board of Directors has concluded that Mr. Muller should remain on the Board and has recommended that he serve an additional term. Mr. Muller is an attorney by education with extensive executive experience in a capital-intensive energy business. Mr. Muller is an active CEO and thus adds this helpful CEO perspective to the Board's deliberations in advising the Company's CEO. His background and education also benefit the Board's decision making process.

  The Board of Directors recommends a vote "FOR" the reelection of Edward R. Muller.

Reelection of Tan Ek Kia

  TAN EK KIA, age 63, Malaysian citizen, has served as a director of the Company since May 2011. Mr. Tan is the retired Vice President, Ventures and Developments, Asia Pacific and Middle East Region of Shell Chemicals, a position in which he served from 2003 to 2006. Mr. Tan joined the Shell group of companies in 1973 as an engineer and served in a variety of positions in Asia, the U.S. and Europe during his career, including as Chairman, Shell Companies, Northeast Asia from 2000 to 2003, Managing Director of Shell Nanhai from 1997 to 2000 and Managing Director of Shell Malaysia Exploration and Production from 1994 to 1997. Mr. Tan is a director of PT Chandra Asri Petrochemical Tbk (since 2011), Keppel Corporation (since 2010), Keppel Offshore & Marine (since 2009), City Spring (since 2010), SMRT Corporation (since 2009), Dialog Systems Asia (since 2008) and Chairman of City Gas (since 2009). Mr. Tan has also served as the Interim Chief Executive Officer of SMRT Corporation (Singapore Mass Rapid Transit) since January 2012. Mr. Tan received his Bachelor of Science in Mechanical Engineering in 1973 from the University of Nottingham.

  The Board of Directors has concluded that Mr. Tan should remain on the Board and has recommended that he serve an additional term. Mr. Tan has significant senior management and engineering experience in the international energy sector, particularly in Asia. This international energy experience and the perspective it brings benefit the Board's decision making process.

  The Board of Directors recommends a vote "FOR" the election of Tan Ek Kia.

Continuing Directors—Class II—Terms Expiring 2013

  STEVEN L. NEWMAN, age 47, U.S. citizen, is President and Chief Executive Officer, and a member of the Board of the Company since 2010. Before being named as Chief Executive Officer in March 2010, Mr. Newman served as President and Chief Operating Officer from May 2008 to November 2009 and subsequently as President. Mr. Newman's prior senior management roles included Executive Vice President, Performance (November 2007 to May 2008), Executive Vice President and Chief Operating Officer (October 2006 to November 2007), Senior Vice President of Human Resources and

  Information Process Solutions (May 2006 to October 2006), Senior Vice President of Human Resources, Information Process Solutions and Treasury (March 2005 to May 2006), and Vice President of Performance and Technology (August 2003 to March 2005). He also has served as Regional Manager for the Asia and Australia Region and in international field and operations management positions, including Project Engineer, Rig Manager, Division Manager, Region Marketing Manager and Region Operations Manager. Mr. Newman joined the Company in 1994 in the Corporate Planning Department. Mr. Newman received his Bachelor of Science degree in Petroleum Engineering in 1989 from the Colorado School of Mines and his MBA in 1992 from the Harvard University Graduate School of Business. Mr. Newman is also a member of the Society of Petroleum Engineers.

  The Board has concluded that Mr. Newman should remain on the Board. The Board of Directors believes that it is important for the Company's Chief Executive Officer to serve on the Board. The Chief Executive Officer provides a link between the Board and senior management, and the Board believes that this perspective is important in making decisions for the Company. In addition, Mr. Newman brings an industry and competitive context perspective to the Board which assists the Board in making strategic decisions.

  THOMAS W. CASON, age 69, U.S. citizen, has served as a director of the Company since November 2007. He served as a director of GlobalSantaFe Corporation from November 2001 until November 2007 and of Global Marine, Inc. from 1995 to 2001. Mr. Cason owned and managed five agricultural equipment dealerships until his retirement in December 2006. He served as interim President and Chief Operating Officer of Key Tronic Corporation during 1994 and 1995 and was a partner in Hiller Key Tronic Partners, L.P. Mr. Cason previously held various financial and operating positions with Baker Hughes Incorporated, including senior executive positions with Baker Hughes' Drilling Group, serving most recently as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated. Mr. Cason started his career as a public accountant with Arthur Young & Company. Mr. Cason served as a member of the Board of Directors of Mirant Corporation from 2006 until December 2010 and was chairman of its audit committee from January 2006 until May 2009. Mr. Cason received his Bachelor of Science degree in Accounting in 1970 from Louisiana State University.

  The Board of Directors has concluded that Mr. Cason should remain on the Board. Mr. Cason is an accountant by education with extensive professional experience in the financial services area of the oilfield services industry. Mr. Cason served as chairman of the audit committee for GlobalSantaFe Corporation and now serves as chairman of the audit committee for the Company. This overlap in experience, combined with his education, professional experience and institutional knowledge of a legacy company are assets to the Board's decision making process.

  ROBERT M. SPRAGUE, age 67, U.S. citizen, has served as a director of the Company since May 2004. Mr. Sprague is the retired Regional Business Director of Shell EP International BV, a position in which he served from April 1997 until June 2003. Mr. Sprague served as Director of Strategy & Business Services for Shell EP International BV from January 1996 until March 1997 and as Exploration & Production Coordinator of Shell International Petroleum BV from May 1994 to December 1995. Mr. Sprague joined the Royal Dutch/Shell group of companies in 1967 and served in a variety of positions in the United States and Europe during his career, including as a director of Shell Canada Limited, a publicly traded company, from April 2000 to April 2003. Mr. Sprague received his Bachelor of Science degree in 1966 and his Masters in Electrical Engineering degree in 1967 from Cornell University.

  The Board of Directors has concluded that Mr. Sprague should remain on the Board. Mr. Sprague is an engineer by education and spent many years serving in senior management in the energy business with one of the Company's customers and thus brings that perspective to the Board. In addition, most of his professional career was spent serving in the oil and gas industry outside the United States, thus bringing an important international perspective to the Board.

  J. MICHAEL TALBERT, age 65, U.S. citizen, has served as a director of the Company since August 1994. He has served as the non-executive Chairman of the Board since May 2011 and previously served as non-executive Vice Chairman of the Board from August 2010 to May 2011, non-executive Chairman of the Board from October 2004 to November 2007 and executive Chairman of the Board from October 2002 to October 2004. Mr. Talbert also served as Chief Executive Officer from August 1994 until October 2002, Chairman of the Board of Directors from August 1994 until December 1999, and as President from December 1999 until December 2001. Prior to assuming his duties with us, Mr. Talbert was President and Chief Executive Officer of Lone Star Gas Company, a natural gas distribution company and a division of Ensearch Corporation. He is currently a director of El Paso Corporation (NYSE: EP) (since 2003). Within the past ten years, Mr. Talbert was also a director and the chairman of TODCO. Mr. Talbert received his Bachelor of Science degree in chemical engineering in 1970 from the University of Akron and his MBA in 1975 from Loyola of the South.

  The Board of Directors has concluded that Mr. Talbert should remain on the Board. Mr. Talbert holds an engineering degree and an MBA and has extensive executive experience in the energy sector including serving as a senior executive in exploration and production and as the former CEO of Transocean. As a result, he brings a necessary perspective to the Board based upon his understanding of the business. His knowledge from the customer perspective and his knowledge of the culture of the Company are helpful in analyzing the future direction of the Company. Mr. Talbert also has extensive experience in merger and acquisition activity, including negotiating transactions as well as the integration of combined companies and boards.

Continuing Directors—Class III—Terms Expiring 2014

  JAGJEET S. BINDRA, age 64, U.S. citizen, has served as a director of the Company since May 2011. Mr. Bindra is the retired President of Chevron Global Manufacturing, a position in which he served from 2003 to 2009. Mr. Bindra joined the Chevron group of companies in 1977 as a research engineer and served in a variety of positions during his career, including as Managing Director of Caltex Australia Ltd. (50% owned by Chevron) from 2002 to 2003, President of Chevron Pipeline Company from 1997 to 2002, Senior Vice President, Pipeline & Transportation, of Chevron Overseas Petroleum from 1995 to 1997, Manager of Strategic Planning for Chevron Corporation from 1994 to 1995 and Group Manager, Projects & Engineering Technology from 1991 to 1994. Mr. Bindra is a director of LyondellBasell Industries N.V. (NYSE: LYB) (since 2011), Edison International (NYSE: EIX) and Southern California Edison Company (since 2010), Larsen & Toubro Ltd., India (NSE: LT) (since 2009) and Transfield Services Limited, Australia (ASX: TSE) (since 2009). He previously served as a director of Reliance Petroleum Ltd. from 2006 to 2007, Caltex Australia Ltd. from 2002 to 2003, GS Caltex, Korea from 2003 to 2009 and Sriya Innovations Inc. (from 2009 to 2010). Mr. Bindra received his MBA in 1979 from St. Mary's College of California, his Master of Science in Chemical Engineering in 1970 from the University of Washington and his bachelor's degree in Chemical Engineering in 1969 from the Indian Institute of Technology, Kanpur.

  The Board of Directors has concluded that that Mr. Bindra should remain on the Board. Mr. Bindra has extensive energy value-chain expertise and significant senior management experience in the international energy sector, particularly in Russia/Kazakhstan, India, Australia and Southeast Asia. This international energy experience and the perspective it brings benefit the Board's decision making process.

  STEVE LUCAS, age 57, U.K. citizen, has served as a director of the Company since May 2011. Mr. Lucas is the retired Group Finance Director of National Grid plc, a position in which he served from 2002 to 2010. From 2004 to 2011, Mr. Lucas served as a non-executive director of Compass Group plc and from 2000 to 2002, Mr. Lucas served as Group Finance Director, Lattice Group plc. Mr. Lucas previously served as the Treasurer of BG Group plc from 1998 to 2000 and as Finance Director, Exploration & Production, of British Gas plc from 1994 to 1998. From 1983 to 1994, Mr. Lucas served in a variety of finance roles with Royal Dutch/Shell in the U.K., East Africa, Hong

  Kong and China. Mr. Lucas received his Bachelor of Arts in Geology in 1976 from Oxford University and is also a member of the Institute of Chartered Accountants in England & Wales.

  The Board of Directors has concluded that Mr. Lucas should remain on the Board. Mr. Lucas has significant finance experience in the international energy sector. This finance experience and international energy experience and the perspective they bring benefit the Board's decision making process.

  MARTIN B. MCNAMARA, age 64, U.S. citizen, has served as a director of the Company since November 1994. Mr. McNamara is a retired Partner of the law firm of Gibson, Dunn & Crutcher LLP and has served as a member of the firm's executive, finance, planning and compensation committees, as well as a Partner-in-Charge of the firm's Texas practice. During the past ten years and prior to his retirement in 2010, Mr. McNamara was in the private practice of law. Mr. McNamara has also served as Ex Officio Trustee and Ex Officio Member of the Executive Committee of St. Mark's School of Texas since 2002. Mr. McNamara received his Bachelor of Arts degree in 1969 from Providence College and his law degree in 1972 from Yale Law School. Mr. McNamara has served as the chair of the Corporate Counsel Section of the State Bar of Texas and is a lifetime fellow of the Texas Bar Foundation.

  The Board of Directors has concluded that Mr. McNamara should remain on the Board. Mr. McNamara is an attorney by education with extensive management experience with energy companies and experience as a lawyer representing energy clients. Mr. McNamara was on the board of Transocean from 1994 until the merger with GlobalSantaFe Corporation in November 2007. His institutional knowledge combined with his professional experience aids the Board in reviewing strategic decisions for the Company.

  IAN C. STRACHAN, age 68, U.K. and U.S. citizen, has served as a director of the Company since December 1999. Mr. Strachan is a director of Caithness Petroleum Ltd. (since 2008), Xstrata plc (LON: XTA) (since 2003), and Rolls Royce Group plc (LON: RR) (since 2003). He served as a director of Johnson Matthey plc from 2002 to March 2009 and as Chairman of the Board of Instinet Group Incorporated from January 2003 to December 2005. Mr. Strachan served as Chief Executive Officer of BTR plc from 1996 until 1999. From 1987 to 1995, Mr. Strachan was with Rio Tinto plc, serving as Chief Financial Officer from 1987 to 1991 and as Deputy Chief Executive Officer from 1991 to 1995. He was employed by Exxon Corporation from 1970 to 1986. Mr. Strachan received his Master of Arts in History in 1965 from Christ's College, Cambridge University, and his Master of Public Affairs in 1967 from the Woodrow Wilson School, Princeton University and was a teaching fellow and Ph.D. candidate at Harvard University from 1969 to 1970.

  The Board of Directors has concluded that Mr. Strachan should remain on the Board. Mr. Strachan holds a Masters of Public Affairs degree and has significant senior management experience in the energy and other business sectors, including CEO and Chairman positions in international companies. He also brings customer expertise to the Board, along with international financial experience. This experience, combined with his educational and financial background, are helpful to the Board's decision making process.

Corporate Governance

        We believe that we have had good corporate governance practices for many years, including written corporate governance guidelines, committee charters and a code of business conduct and ethics for employees in place before enactment of the Sarbanes-Oxley Act and revisions to the corporate governance rules of the New York Stock Exchange (NYSE). Furthermore, the Board held separate meetings of the non-management directors for several years before executive sessions were required by the NYSE.

        In February 2011, our Board adopted a new Code of Integrity to update and replace our previous Code of Business Conduct and Ethics. We conduct on-line mandatory training for employees on our Code of Integrity and other relevant compliance topics. We also require all managerial and supervisory employees to certify compliance with our Code of Integrity each year.

        The Corporate Governance Committee of the Board has continued to evaluate the Company's and the Board's governance practices and formally reviews all committee charters along with recommendations from the various committees of the Board and the Board's governance principles at least annually. In October 2006, the Corporate Governance Committee recommended and the Board adopted a guideline regarding the majority election of directors that is included in our Corporate Governance Guidelines. This Committee further receives updates at each meeting regarding new developments in the corporate governance arena. Our committee charters also require, among other things, that the committees and the Board annually evaluate their own performance.

        In 2005, we adopted ownership guidelines for directors that require each current non-management director to acquire and retain a number of our shares and/or deferred units at least equal in value to an amount five times the annual director retainer. Each new director is required to acquire and retain such number of shares and/or deferred units over his or her initial five years as a director. In connection with such ownership requirement, the Board currently grants deferred units to each of our non-management directors. Mr. Newman is also subject to separate officer share ownership guidelines. See "Compensation Discussion and Analysis" for more information about these guidelines.

        Our current governance documents may be found on our website at www.deepwater.com under "Investor Relations—Corporate Governance." Among the information you can find there is the following:

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  Articles of Association;

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  Organizational Regulations;

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  Corporate Governance Guidelines;

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  Audit Committee Charter;

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  Corporate Governance Committee Charter;

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  Executive Compensation Committee Charter;

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  Finance/Benefits Committee Charter;

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  Health Safety and Environment Committee Charter; and

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  Code of Integrity.

        Information contained on our website is not part of this proxy statement. We will continue to monitor our governance practices in order to maintain our high standards.

        Board Leadership.    The Board has chosen not to combine the positions of Chief Executive Officer and Chairman of the Board. The Board believes that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while our Chairman of the Board presides over the Board as it provides advice to and independent oversight of management and the Company's operations. The Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position and the additional commitment the position of Chairman would require. The Board believes that having separate positions and having an independent outside director serve as Chairman is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

        Risk Management.    Executive management is responsible for the day-to-day management of the risks we face, while the Board, as a whole and through its various committees, has responsibility for the oversight of risk management. Through their oversight role and their review of management's active role, the directors satisfy themselves that the risk management processes designed and implemented by management (as more particularly described below) are adapted to and integrated with the Company's corporate strategy, are functioning as designed and that steps are taken to foster a culture in which each employee understands his or her impact on the assessment and management of risk, his or her responsibility for acting within acceptable limits, and his or her ultimate accountability.

        The Company has undertaken an extensive review and improvement of its Enterprise Risk Management ("ERM") process and has implemented an ERM framework which includes an executive risk management committee and a risk committee working group. The executive risk management committee is composed of members of senior management, including the Chief Executive Officer. The risk committee working group is composed of members of management in key functions and selected divisions of the Company. The duties of the executive risk management committee include the following: reviewing and approving appropriate changes to the Company's policies and procedures regarding risk management; identifying and assessing operational, commercial, strategic, financial, macroeconomic and geopolitical risks facing the Company; identifying risks and taking corrective actions; monitoring key indicators to assess the effectiveness and adequacy of the Company's risk management activities; and communicating with the Board at least twice a year with respect to risk management. The Company's risk management activities are also presented to the Audit Committee at least annually. The risk committee working group meets regularly and identifies risks facing the Company, makes an assessment of each risk, identifies preventive and mitigating controls and then makes recommendations for improvement opportunities. The risk committee working group updates the executive risk management committee on a regular basis.

        Compensation and Risk.    We regularly assess risks related to our compensation programs, including our executive compensation programs, and do not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Executive Compensation Committee reviews information and solicits input from an independent compensation consultant regarding compensation factors which could mitigate or encourage excessive risk-taking. In its review in 2011, the Executive Compensation Committee considered the attributes of our programs, including the metrics used to determine incentive awards, the weighting of each metric, the timing and processes for setting performance targets and validating results, the performance measurement periods and time horizons, the total mix of pay and the maximum compensation and incentive award payout opportunities.

  Independence of Board Members/Committee Structure.

        Our Corporate Governance Committee's guidelines require that at least a majority of the members of the Board meet the independence standards set by the NYSE. In order to meet the NYSE's independence standards, a member of the Board must not have a relationship with the Company that falls within certain objective categories established by the NYSE. In addition, the Board must then affirmatively determine, with respect to each director and nominee, that he or she did not otherwise have a material relationship with the Company.

        The Board has determined that all of its current members and nominees, with the exception of Steven L. Newman (our Chief Executive Officer), are independent and meet the independence standards set by the NYSE and our guidelines. Accordingly, our Executive Compensation, Audit and Corporate Governance Committees are composed solely of directors who meet the NYSE independence standards.

        In making its independence determinations, the Board considered the fact that, while such relationships do not preclude independence under the NYSE rules or the Company's guidelines, Mr. Barker, Mr. Deaton, Mr. Tan and Mr. Strachan are, or within the past three years have been, directors or officers of companies with which we conduct business in the ordinary course.

        Mr. Barker was the Vice-Chairman—UK of PricewaterhouseCoopers LLP (PwC) until December 2011, which provides tax, accounting, legal and consulting services to the Company. In 2011, PwC received approximately $12.4 million from the Company for the provision of such services, which represented less than 0.05% of PwC's 2011 revenues. Mr. Deaton is the Executive Chairman and former Chief Executive Officer of Baker Hughes Incorporated, from which the Company purchases drilling equipment and services. In 2011, Baker Hughes Incorporated received approximately $34.5 million from the Company for such goods and services, which represented less than 0.2% of Baker Hughes's 2011 revenues. Mr. Tan is a non-executive director of Keppel Corporation, which provides the Company with services related to rig construction and shipyard work. Mr. Strachan is a non-executive director of Rolls Royce Group plc, from which we purchase rig equipment.

        The Board believes that all transactions with these companies were on arm's-length terms that were reasonable and competitive. Accordingly, the Board concluded that these relationships are not material and have no effect on the independence of these directors. Because of our extensive operations, transactions and director relationships, transactions of this nature are expected to take place in the ordinary course of business in the future.

        Executive Sessions.    Our independent directors met in executive session without management at all four of the regularly scheduled Board meetings held in 2011. During 2012, they are again scheduled to meet in executive session at each regularly scheduled Board meeting. The independent directors have designated the Chairman of the Board, J. Michael Talbert, to act as the presiding director for their meetings. Shareholders or other interested persons may send communications to the presiding director or to the independent directors as a group by writing to him or to the independent directors as a group c/o the Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland. The Corporate Secretary will forward these communications as appropriate to the addressee depending on the facts and circumstances outlined in the communication. The independent directors have directed the Corporate Secretary not to forward certain items such as spam, junk mailings, product inquiries, resumes and other forms of job inquiries, surveys and business solicitations. Additionally, the independent directors have advised the Corporate Secretary not to forward material that is illegal or threatening, but to make the presiding director aware of such material which he may request be forwarded, retained, or destroyed at his discretion.

        Director Nomination Process.    The Board has designated the Corporate Governance Committee as the committee authorized to consider and recommend nominees for the Board. Our Board believes that all members of the Committee meet the NYSE independence requirements.

        Our Corporate Governance Guidelines require that the Corporate Governance Committee assess the needs of our Company and the Board so as to recommend candidates who will further our goals. In making that assessment, the Committee has determined that a candidate must have the following minimum qualifications:

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  high professional and personal ethics and values;

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  a record of professional accomplishment in his/her chosen field;

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  relevant expertise and experience; and

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  a reputation, both personal and professional, consistent with our core values.

        In addition to these minimum qualifications, the Committee considers other qualities that may be desirable. In particular, the Board is committed to having a majority of independent directors and, accordingly, the Committee evaluates the independence status of any potential director. The Committee evaluates whether or not a candidate contributes to the Board's overall diversity and whether or not the candidate can contribute positively to the existing chemistry and culture among the Board members. Also, the Committee considers whether or not the candidate may have professional or personal experiences and expertise relevant to our business and position as the leading international provider of offshore drilling services.

        As described above, in accordance with the majority vote provisions of our Corporate Governance Guidelines, our Board may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive more votes cast "for" than "against" his or her election in an uncontested election and (2) the Board accepts the resignation. The Board will also request a statement from any person nominated as a director by other than the Board as to whether that person will also submit an irrevocable letter of resignation upon the same terms as a person nominated by the Board.

        The Committee has several methods of identifying Board candidates. First, the Committee considers and evaluates whether or not the existing directors whose terms are expiring remain appropriate candidates for the Board. Second, the Committee requests from time to time that its members and the other Board members identify possible candidates. Third, the Committee has the authority to retain one or more search firms to aid in its search. The search firm assists the Committee in identifying potential Board candidates, interviewing those candidates and conducting investigations relative to their background and qualifications. In the case of Vanessa C.L. Chang, she was initially identified by a non-executive member of the Board as a potential candidate, after which a search firm assisted in conducting investigations relative to her background and qualifications. In the cases of Glyn Barker and Chad Deaton, each was identified by a search firm as a potential candidate based on their backgrounds and experience.

        The Corporate Governance Committee considers nominees for director recommended by shareholders. Please submit your recommendations in writing, along with:

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  the name of and contact information for the candidate;

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  a statement detailing the candidate's qualifications and business and educational experience;

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  information regarding the qualifications and qualities described under "Director Nomination Process" above;

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  a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director;

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  a signed irrevocable letter of resignation from the proposed candidate which, in accordance with our Corporate Governance Guidelines, would be effective upon and only in the event that (1) in an uncontested election, such candidate fails to receive more votes cast "for" than "against" his or her election and (2) the Board accepts the resignation;

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  a statement that the writer is a shareholder and is proposing a candidate for consideration by the Committee;

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  a statement detailing any relationship between the candidate and any customer, supplier or competitor of ours;

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  financial and accounting experience of the candidate, to enable the Committee to determine whether the candidate would be suitable for Audit Committee membership; and

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  detailed information about any relationship or understanding between the proposing shareholder and the candidate.

        Shareholders may submit nominations to our Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland. Unsolicited recommendations must contain all of the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director. The extent to which the Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board, and is at the Committee's discretion. The Committee evaluates the desirability for incumbent directors to continue on the Board following the expiration of their respective terms, taking into account their contributions as Board members and the benefit that results from the increasing insight and experience developed over a period of time. Although the Corporate Governance Committee will consider candidates for director recommended by shareholders, it may determine not to recommend that the Board, and the Board may determine not to, nominate those candidates for election to our Board.

        In addition to recommending director nominees to the Corporate Governance Committee, any shareholder may nominate directors for election at annual general meetings of the shareholders. For more information on this topic, see "Other Matters—Proposals of Shareholders."

        Executive Officer and Director Compensation Process.    Our Executive Compensation Committee has established an annual process for reviewing and establishing executive compensation levels. An outside consultant retained by the Committee has provided the Committee with relevant market data and alternatives to consider in determining appropriate compensation levels for each of our executive officers. Pay Governance has served as the Committee's outside consultant since February 2011. Our CEO also assists the Committee in the executive compensation process. For a more thorough discussion of the roles, responsibilities and process we use for setting executive compensation, see "Compensation Discussion and Analysis."

        Director compensation is set by the Board upon a recommendation from the Corporate Governance Committee of the Board. At its first meeting of each calendar year, the Corporate Governance Committee reviews the compensation paid to our directors to be certain that it is competitive in attracting and retaining qualified directors. The Corporate Governance Committee has used the Executive Compensation Committee's outside consultant to gather data regarding director compensation at (1) certain similar size companies in the general industry as well as (2) the same peer group of companies generally utilized in the consideration of executive compensation. Based upon its review of the data and its own judgment, the Committee develops a recommendation for consideration by the Board. Our Chief Executive Officer receives no additional compensation for serving as a director on our Board.

        Process for Communication by Interested Parties with the Board.    The Board has established a process whereby interested parties may communicate with the Board and/or with any individual director. Interested parties, including shareholders, may send communications in writing, addressed to the Board or an individual director, c/o the Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland. The Corporate Secretary will forward these communications as appropriate to the addressee depending on the facts and circumstances outlined in the communication. The Board has directed the Corporate Secretary not to forward certain items such as spam, junk mailings, product inquiries, resumes and other forms of job inquiries, surveys and business solicitations. Additionally, the Board has advised the Corporate Secretary not to forward material that is illegal or threatening, but to make the Board aware of such material which it may request be forwarded, retained or destroyed at the Board's discretion.

        Policies and Procedures for Approval of Transactions with Related Persons.    The Board has a written policy with respect to related person transactions pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Audit Committee, with assistance from the Company's General Counsel, is responsible for reviewing, approving and/or ratifying any related person transaction.

        To identify related person transactions, each year we distribute and require our directors and officers to complete questionnaires identifying transactions with us in which the officer or director or their immediate family members have an interest. Our Code of Integrity further requires that any executive officer inform the Company when the executive officer's private interest interferes or appears to interfere in any way with our interests. In addition, the Board's Corporate Governance Guidelines require that a director immediately inform the Board or Chairman of the Board in the event that a director believes that the director has an actual or potential conflict with our interests. Furthermore, under our Organizational Regulations, a director must disclose and abstain from voting with respect to certain conflicts of interest.

        Under our related persons transaction policy, the Audit Committee considers all relevant facts and circumstances available, including the related persons involved, their relationship to the Company, their interest and role in the transaction, the proposed terms of the transaction (including expected aggregate value and value to be derived by the related person), the benefits to the Company, the availability to the

Company of alternative means or transactions to obtain like benefits and the terms that would prevail in a similar transaction with an unaffiliated third party. For related person transactions that do not receive prior approval from the Audit Committee, the transactions are submitted to the Audit Committee to consider all relevant facts and circumstances and, based on its conclusions, evaluate all options, including, but not limited to, ratification, amendment or termination of the transaction. During 2011, there were no related person transactions where such policies and procedures were not followed.

        Director Attendance at Annual General Meeting.    We expect all of our directors to attend our annual general meeting of shareholders. At the 2011 annual general meeting, all directors then serving on our Board were in attendance.

Board Meetings and Committees

        During 2011, the Board of Directors of Transocean Ltd. held six meetings. The Board and the committees of the Board met at least once a quarter and the quarterly meetings generally occurred over a period of two to three days. Each of our directors attended at least 75% of the meetings during the year, including meetings of committees on which the director served, other than Mr. Lucas, who attended two of the three Finance/Benefits Committee meetings held when he was a member.

        The Board has standing Executive Compensation, Finance/Benefits, Corporate Governance, Audit and Health Safety and Environment Committees. As noted, the charters for these committees may be found on our website at www.deepwater.com under "Investor Relations—Corporate Governance." In addition, the Board may from time to time form special committees to consider particular matters that arise.

        Executive Compensation Committee.    The purpose of the Executive Compensation Committee is to assist the Board in (1) developing an appropriate compensation program for executives and other senior officers and (2) complying with the Board's legal and regulatory requirements as to executive and senior officer compensation in order to facilitate the Company's ability to attract, retain and motivate qualified executives in a system that aligns executive compensation with the Company's business performance. The authority and responsibilities of the Executive Compensation Committee include, among others, the following:

  •
  annually review and approve the compensation paid to our executive officers and other officers at or above the Senior Vice President level;

  •
  select appropriate peer groups and market reference points against which the Company's executive compensation is compared;

  •
  annually establish focus areas for our CEO, annually review the CEO's performance in light of the focus areas and set the CEO's compensation based on this evaluation, together with competitive data;

  •
  administer our Long-Term Incentive Plan, Performance Award and Cash Bonus Plan, Deferred Compensation Plan, and any other executive compensation plan or arrangement providing for benefits to our executive officers in accordance with our goals and objectives established by the Board of Directors, the terms of the plans, and any rules and regulations thereunder;

  •
  consider and make recommendations to the Board concerning the existing executive compensation plans and the adoption of new plans and programs;

  •
  consider and approve the terms of any contractual agreements and other similar arrangements that may be entered into with our officers; provided, however, that the Committee shall not recommend and the Board shall not authorize "single-trigger" change of control agreements for any of our officers;

  •
  assess the risks, with the assistance of external resources as the Executive Compensation Committee deems appropriate, of the Company's compensation arrangements applicable to the Company's executive officers and other employees; and

  •
  retain and approve the fees of independent legal, accounting or other advisors, including any compensation consultant, used to assist it in the evaluation of executive officer and director compensation.

        See "Compensation Discussion and Analysis" for a discussion of additional responsibilities of the Executive Compensation Committee.

        In addition to the responsibilities set forth above, the Executive Compensation Committee also assesses the risks arising from the Company's compensation policies and practices. In 2011, the Committee engaged a compensation consultant, Pay Governance, to assist in this risk assessment.

        The Executive Compensation Committee may delegate specific responsibilities to one or more individual Committee members to the extent permitted by law, NYSE listing standards and the Committee's governing documents. The Committee may delegate all or a portion of its powers and responsibilities with respect to the plans described above to one or more of our management committees; provided that the Committee retains all power and responsibility with respect to awards granted to our executive officers. The Chief Executive Officer has been delegated authority to award restricted shares, restricted units and deferred units under the Company's Long-Term Incentive Plan to recently hired employees of the Company, excluding executive officers and other officers at or above the Senior Vice President level, not to exceed an aggregate of 100,000 restricted shares, restricted units or deferred units per calendar year. The Committee has delegated to a subcommittee composed of its Chairman and at least one additional committee member the authority to approve interim compensation resulting from promotions, competitive realignment, or the hiring of new executive officers (excluding the Chief Executive Officer), including but not limited to establishing annual base salary, annual bonus targets, long-term bonus targets and the grant of equity awards. The Committee has also delegated authority to the Chief Executive Officer to approve "convenience of the company" treatment of Long-Term Incentive Plan awards to participants other than executive officers and directors. The Committee is notified of compensation actions made by the Chief Executive Officer or the subcommittee at the meeting following the end of each quarter in which such actions are taken.

        The current members of the Executive Compensation Committee are Mr. Muller, Chairman, and Messrs. McNamara, Sprague and Tan, who began to serve on the committee following his election to the Board in May 2011. The Executive Compensation Committee met four times during 2011.

        Finance/Benefits Committee.    The Finance/Benefits Committee approves our long-term financial policies, insurance programs and investment policies. It also makes recommendations to the Board concerning dividend policy, securities repurchase actions, the issuance and terms of debt and equity securities and the establishment of bank lines of credit. In addition, the Finance/Benefits Committee approves the creation, termination and amendment of certain of our employee benefit programs and periodically reviews the status of these programs and the performance of the managers of the funded programs. The current members of the Finance/Benefits Committee are Mr. Strachan, Chairman, Mr. Cason, who began to serve on the committee in May 2011 and Mr. Lucas, who began to serve on the committee following his election to the Board in May 2011. Messrs. George and Anderson were members of the Committee until their respective resignations from the Board in February 2011 and June 2011 and Mr. Talbert was a member of the Committee until he assumed the position of Chairman of the Board in May 2011. The Finance/Benefits Committee met five times during 2011.

        Corporate Governance Committee.    The Corporate Governance Committee makes recommendations to the Board with respect to the selection and compensation of the Board members, how the Board functions and how the Board should interact with shareholders and management. It reviews the qualifications of potential candidates for the Board of Directors, coordinates the self evaluation of the Board and committees and nominates to the Board candidates to be elected at the annual general meeting of shareholders. The current members of the Corporate Governance Committee are Mr. McNamara, Chairman, and Messrs. Muller and Bindra, who began to serve on the committee following his election to the Board in May 2011. Mr. George was a member of the Committee until his resignation from the Board in February 2011 and Mr. Talbert was a member of the Committee until he assumed the position of Chairman of the Board in May 2011. The Corporate Governance Committee met six times during 2011.

        Health Safety and Environment Committee.    The Health Safety and Environment Committee assists the Board in fulfilling its responsibilities to oversee the Company's management of risk in the areas of health, safety and the environment. The current members of the Health Safety and Environment Committee are Mr. Sprague, Chairman, and Messrs. Bindra and Tan, who began to serve on the committee following their election to the Board in May 2011. Messrs. George and Anderson were members of the Committee until their respective resignations from the Board in February 2011 and June 2011 and Mr. Grijalva was a member of the Committee until his retirement from the Board in May 2011. The Health Safety and Environment Committee met four times during 2011.

        Audit Committee.    The Audit Committee is responsible for recommending the retention and termination of our independent registered public accountants and our auditor pursuant to the Swiss Code of Obligations to the Board of Directors and to our shareholders for their approval at a general meeting of shareholders. The Audit Committee is directly responsible for the compensation and oversight of our independent registered public accountants and our auditor pursuant to the Swiss Code of Obligations. The Audit Committee also monitors the integrity of our financial statements and the independence and performance of our auditors and reviews our financial reporting processes. The Committee reviews and reports to the Board the scope and results of audits by our independent registered public accounting firm, our auditor pursuant to the Swiss Code of Obligations and our internal auditing staff and reviews the audit and other professional services rendered by the accounting firm. It also reviews with the accounting firm the adequacy of our system of internal controls. It reviews transactions between us and our directors and officers for disclosure in the proxy statement, our policies regarding those transactions and compliance with our business ethics and conflict of interest policies.

        The Audit Committee also assists the Board with oversight of the Company's risk management process. The Company's executive risk management committee conducts an annual Company-wide risk assessment and communicates the results to the Audit Committee. The executive risk management committee also updates the Audit Committee regarding risks as circumstances warrant. For more information, see "Corporate Governance—Risk Management" above.

        The Board requires that all members of the Audit Committee meet the financial literacy standard required under the NYSE rules and that at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, the SEC has adopted rules requiring that we disclose whether or not our audit committee has an "audit committee financial expert" as a member. An "audit committee financial expert" is defined as a person who, based on his or her experience, possesses all of the following attributes:

  •
  an understanding of generally accepted accounting principles and financial statements;

  •
  an ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

  •
  experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

  •
  an understanding of internal controls and procedures for financial reporting; and

  •
  an understanding of audit committee functions.

        The person must have acquired such attributes through one or more of the following:

  •
  education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

  •
  experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

  •
  experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

  •
  other relevant experience.

        The current members of the Audit Committee are Mr. Cason, Chairman, and Messrs. Strachan and Lucas, who began to serve on the committee following his election to the Board in May 2011. Mr. Grijalva was a member of the Committee until his retirement from the Board in May 2011 and Mr. Anderson was a member of the Committee until February 2011. The Audit Committee met nine times during 2011. The Board has reviewed the criteria set by the SEC and determined that each of the current members of the Audit Committee is "financially literate" and Mr. Cason qualifies as an "audit committee financial expert." In addition, the Board has determined that Mr. Cason qualifies under NYSE rules as having accounting or related financial management expertise. Mr. Cason is an accountant by education, was an audit manager in an accounting firm and served as the Chief Financial Officer of Baker Hughes Incorporated, a public company.

        Finally, NYSE rules restrict directors that have relationships with the Company that may interfere with the exercise of their independence from management and the Company from serving on the Audit Committee. We believe that the members of the Audit Committee have no such relationships and are therefore independent for purposes of NYSE rules.

        Directors who are employees of the Company do not receive compensation for Board service. At present, all of the directors except for Mr. Newman, the Company's Chief Executive Officer, are non-employees and receive compensation for Board service.

        We use a combination of cash and equity incentive compensation to attract and retain qualified candidates to serve on our Board.

        The Corporate Governance Committee annually reviews the compensation paid to non-executive directors and makes a recommendation to the Board regarding its determinations. When making its recommendations to the Board, the Committee can exercise its discretion as to the level and mix of compensation paid to the directors. In February 2011, based upon its review of director compensation and the advice of our former compensation consultant, the Corporate Governance Committee, in exercising its discretion, concluded that the total compensation received by non-executive directors was within a competitive range relative to members of the Company's peer group generally used for the consideration of executive compensation and that the mix of cash and equity incentive compensation was appropriate and in line with current market competitive practice and recommended no change. Based on this recommendation, the Board exercised its discretion and left the compensation levels unchanged from those paid in 2010.

        Currently, non-employee director compensation includes the following fixed components:

Annual Retainer	$90,000
Additional Annual Retainer for Committee Chairmen
Audit Committee	$35,000
Executive Compensation Committee	$20,000
Corporate Governance Committee, Finance/Benefits Committee and Health Safety and Environment Committee	$10,000
Board Meeting Attendance Fee	$2,500	(1)
Committee Meeting Attendance Fee	$2,500	(2)
Grant of Deferred Units	$260,000	(3)

(1)
The board meeting attendance fee is only paid for those meetings that were attended in excess of the four regularly scheduled board meetings.

(2)
The committee meeting attendance fee is only paid for those meetings that were attended in excess of the first four committee meetings.

(3)
Deferred units are granted to each non-employee director annually immediately following the Board meeting held in connection with our annual general meeting of shareholders. On the date of grant, the deferred units have an aggregate value equal to $260,000 based upon the average of the high and low sales prices of our shares for each of the 10 trading days immediately prior to the date of grant. The terms of the deferred units include vesting in equal installments over three years, on the first, second and third anniversaries of the date of grant. Vesting of the deferred units is not subject to any performance measures.

        Since May 2011, Mr. Talbert has served the Company as its non-executive Chairman of the Board, in which capacity he has received a $265,000 annual retainer, paid quarterly, in lieu of the annual retainer the other non-employee directors receive. Until his retirement in May 2011, our former Chairman, Robert E. Rose, received a $332,000 annual retainer, paid quarterly. Prior to May 2011, Mr. Talbert served the Company as its non-executive Vice-Chairman of the Board, in which capacity he received a $50,000 annual retainer, paid quarterly, in addition to the annual retainer the other non-employee directors received. Mr. Rose and Mr. Talbert also received the same meeting fees and the $260,000 grant of deferred units to non-employee directors described above. All retainers are paid on a quarterly basis and are only paid for quarters in which the director actually served.

        In addition, we pay or reimburse our directors' travel and incidental expenses incurred for attending Board, committee and shareholder meetings and for other Company business-related purposes.

2011 Director Compensation

        In 2011, each non-employee member of the Board received the compensation described above.

        At our Board meeting held immediately after the 2011 annual general meeting of our shareholders, the Board granted 3,768 deferred units to each non-employee director in aggregate value equal to $260,000 based upon the average of the high and low sales prices of our shares for the 10 trading days immediately prior to the date of our Board meeting (calculated at $69.00 per share). The terms of the deferred units included vesting in equal installments over three years, on the first, second and third anniversaries of the date of grant, and a requirement that each non-management director acquire and retain a number of our shares and/or deferred units at least equal in value to an amount five times the annual director retainer.

        The following summarizes the compensation of our non-employee directors for 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)		All Other Compensation(3)	Total ($)
J. Michael Talbert	224,327	257,807		38,569	520,703
Robert E. Rose	166,000	0		0	166,000
W. Richard Anderson	45,000	257,807	(4)	6,841	309,648
Jagjeet S. Bindra	57,115	257,807		8,930	323,852
Thomas W. Cason	145,000	257,807		30,186	432,993
Richard L. George	22,500	0		0	22,500
Victor E. Grijalva	52,500	0		0	52,500
Steve Lucas	69,615	257,807		8,930	336,352
Martin B. McNamara	105,000	257,807		42,351	405,158
Edward R. Muller	112,500	257,807		30,186	400,493
Robert M. Sprague	102,500	257,807		42,352	402,659
Ian C. Strachan	120,000	257,807		42,352	420,159
Tan Ek Kia	59,615	257,807		8,930	326,352

(1)
This represents the aggregate grant date fair value under accounting standards for recognition of share-based compensation expense for deferred units granted to our directors in 2011. For a discussion of the valuation assumptions with respect to these awards, please see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(2)
The aggregate number of vested and unvested deferred units, stock appreciation rights and outstanding option awards at December 31, 2011 for each non-employee director was as follows: Mr. Anderson, 6,368 share-settled appreciation rights, or SARs; Mr. Bindra, 3,768 unvested deferred units; Mr. Cason, options to purchase 17,828 shares, 7,640 SARs and 5,311 vested and 7,426 unvested deferred units; Mr. George, options to purchase 3,820 shares and 7,640 SARs; Mr. Lucas, 3,768 unvested deferred units; Mr. McNamara, options to purchase 11,270 shares and 10,444 vested and 7,426 unvested deferred units; Mr. Muller, options to purchase 5,730 shares, 7,640 SARs and 5,311 vested and 7,426 unvested deferred units; Mr. Sprague, 10,444 vested and 7,426 unvested deferred units; Mr. Strachan, options to purchase 11,270 shares and 10,444 vested and 7,426 unvested deferred units; Mr. Talbert, 8,848 vested and 7,426 unvested deferred units; and Mr. Tan, 3,768 unvested deferred units.

(3)
Represents dividend equivalents paid during 2011 on all vested and unvested deferred units.

(4)
These deferred units were forfeited upon Mr. Anderson's departure from the Board in June 2011.

AUDIT COMMITTEE REPORT

        The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2011 with management, our internal auditors and Ernst & Young LLP. In addition, the Committee has discussed with Ernst & Young LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Sarbanes-Oxley Act of 2002 requires certifications by the Company's chief executive officer and chief financial officer in certain of the Company's filings with the Securities and Exchange Commission (SEC). The Committee discussed the review of the Company's reporting and internal controls undertaken in connection with these certifications with the Company's management and independent registered public accounting firm. The Committee also reviewed and discussed with the Company's management and independent registered public accounting firm management's report and Ernst & Young LLP's report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has further periodically reviewed such other matters as it deemed appropriate, including other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the SEC and the NYSE.

        The Committee also has received the written disclosures and the letter from Ernst & Young LLP regarding the auditor's independence pursuant to the applicable requirements of the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, and it has reviewed, evaluated and discussed the written disclosures with that firm and its independence from the Company. The Committee also has discussed with management of the Company and the independent registered public accounting firm such other matters and received such assurances from them as it deemed appropriate.

        Based on the foregoing review and discussions and relying thereon, the Committee recommended to the Company's Board of Directors the inclusion of the Company's audited financial statements for the year ended December 31, 2011 in the Company's Annual Report on Form 10-K for such year filed with the SEC.

Members of the Audit Committee:

    Thomas W. Cason, Chairman
    Steve Lucas
    Ian C. Strachan

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Listed below are the only persons who, to the knowledge of the Company, may be deemed to be beneficial owners, as of March 21, 2012, of more than 5% of the Company's shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class(1)
The Capital Group Companies, Inc.	18,323,120	(2)	[5.2]	%
333 South Hope Street Los Angeles, CA 90071

(1)
The percentage indicated is based on the                    outstanding shares at March 21, 2012.

(2)
The number of shares held by The Capital Group Companies, Inc. is based on a statement of significant shareholdings filed with the SIX Swiss Exchange on January 28, 2012. According to the filing, The Capital Group Companies, Inc., along with funds managed by Capital Research and Management Company and clients' portfolios managed by Capital Guardian Trust Company, Capital International Limited, Capital International Inc., Capital International Sàrl and Capital International K.K., have sole voting and dispositive power over 18,323,120 shares and shared voting and shared dispositive power over zero shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The table below shows how many shares each of our directors and nominees, each of the Named Executive Officers included in the summary compensation section below and all directors and executive officers as a group beneficially owned as of March 21, 2012.

Name	Shares Owned(1)(2)	Shares Subject to Right to Acquire Beneficial Ownership(3)	Total Shares Beneficially Owned(2)(3)	Percent of Class(4)
Steven L. Newman(5)	36,564	179,881	216,445	*
Gregory L. Cauthen	0	6,593	6,593	*
Ihab M. Toma	8,951	18,649	27,600	*
David A. Tonnel	6,609	15,991	22,600	*
Nick Deeming	2,574	4,365	6,939	*
Glyn Barker	0	0	0	*
Jagjeet S. Bindra	0	0	0	*
Thomas W. Cason(6)	10,039	23,139	33,178	*
Vanessa C.L. Chang	0	0	0	*
Chad Deaton(7)	1,000	0	1,000	*
Steve Lucas	0	0	0	*
Martin B. McNamara	20,115	33,512	53,627	*
Edward R. Muller(8)	6,553	11,041	17,594	*
Robert M. Sprague	1,049	10,444	11,493	*
Ian C. Strachan	4,849	21,714	26,563	*
J. Michael Talbert(9)	3,431	8,848	12,279	*
Tan Ek Kia	0	0	0	*
Arnaud A.Y. Bobillier	21,147	61,490	82,637	*
Eric B. Brown	14,532	64,870	79,402	*
Ricardo H. Rosa(10)	16,181	50,298	66,479	*
Robert Shaw	1,458	1,309	2,767
All of directors and executive officers as a group (17 persons)	101,734	334,177	435,911	*

*
Less than 1%.

(1)
The business address of each director and executive officer is c/o Transocean Management Ltd., 10 Chemin de Blandonnet, CH-1214, Vernier, Switzerland. None of the shares beneficially owned by our directors or executive officers are pledged as security.

(2)
Includes shares held as follows: Employee Stock Purchase Plan—Messrs. Bobillier (810), Brown (708) and Rosa (474); Transocean Employee Savings Plan—Mr. Tonnel (987).

(3)
Includes shares that may be acquired within 60 days from March 21, 2012 through the exercise of options held by Messrs. Bobillier (61,490), Brown (64,870), Cauthen (6,593), Deeming (4,365), Newman (179,881), Rosa (50,298), Toma (18,649), Cason (17,828), McNamara (11,270), Muller (5,730), Strachan (11,270), and all directors and executive officers as a group (271,577). Also includes (a) rights to acquire shares under our deferred compensation plan held by Messrs. McNamara (11,798) and all directors and executive officers as a group (11,798); (b) vested deferred units held by Messrs. Cason (5,311), McNamara (10,444), Muller (5,311), Sprague (10,444), Strachan (10,444), Talbert (8,848), and all directors and executive officers as a group (50,802), over which such individuals have sole voting power but no dispositive power. Does not include out-of-the-money SARs held by Messrs. Cason (7,640), Muller (7,640), and all directors and executive officers as a group

  (15,280). The base prices of the SARs of $90.27 per share and $107.63 per share were above the closing price for our shares on the NYSE on February 27, 2012 of $53.43 per share.

(4)
As of March 21, 2012, each listed individual and our directors and executive officers as a group beneficially owned less than 1.0% of the outstanding shares.

(5)
Includes 6,672 shares held in a joint account with his wife.

(6)
Includes 2,950 shares held in a joint account with his wife.

(7)
Includes 1,000 shares held in a joint account with his wife.

(8)
Includes 6,389 shares held in a family trust with Mr. Muller and his wife serving as trustees.

(9)
Includes 1,629 shares held in joint accounts with his wife.

(10)
Includes 175 shares held in a joint account with his wife.

 COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        This Compensation Discussion and Analysis provides information regarding the 2011 compensation program for each individual who served as our principal executive officer or principal financial officer during 2011, the three executive officers (other than the principal executive officer and principal financial officer) at year-end who were the most highly compensated executives of the Company and two individuals who served as executive officers during the year. For 2011, these individuals were:

  •
  Steven L. Newman, our President and Chief Executive Officer;

  •
  Ricardo H. Rosa, our former Executive Vice President and Chief Financial Officer;

  •
  Ihab M. Toma, our Executive Vice President, Operations;

  •
  Nick Deeming, our Senior Vice President, General Counsel and Assistant Corporate Secretary;

  •
  Robert Shaw, our former Vice President and Controller;

  •
  Arnaud A.Y. Bobillier, our former Executive Vice President, Operations Integrity; and

  •
  Eric B. Brown, our former Executive Vice President, Legal and Administration.

        These executive officers represent our Named Executive Officers for 2011. For purposes of this Compensation Discussion and Analysis, the term "executive officer" is as defined by Rule 3b-7 of the Securities Exchange Act of 1934.

        This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2011. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Executive Compensation Committee of our Board of Directors (the "Committee") arrived at the specific compensation decisions for the Named Executive Officers with respect to 2011, and discusses the key factors that the Committee considered in determining their compensation.

Executive Summary

  2011 Business Overview

        We are a leading international provider of offshore contract drilling services for oil and gas wells. Our mobile offshore drilling fleet is considered one of the most versatile fleets in the world. Specializing in technically demanding sectors of the offshore drilling business with a particular focus on deepwater and harsh environment drilling services, we contract our drilling rigs, related equipment and crews predominantly on a dayrate basis to drill oil and gas wells. At December 31, 2011, we owned or had partial ownership interests in and operated 135 mobile offshore drilling units.

        In 2011, we reaffirmed our commitment to our core values of financial discipline, integrity and honesty, respect, safety and technical leadership through a variety of internal initiatives. We also outlined to our customers and employees our vision for the future: that Transocean will be "universally recognized for innovation and excellence in unlocking the world's offshore resources." Our vision reiterates three key areas of strategic focus: our customers, our people and excellence in execution.

        Although our 2011 operational and financial performance proved disappointing relative to our expectations, we have made progress in key areas, including:

  •
  Safety—We strive to ensure safe operations around the world in order to meet our long-standing commitment to "an incident-free workplace—all the time, everywhere," and our safety performance in 2011 demonstrated progress towards this goal.

  •
  Employee Development and Retention—We continued to invest in the development of our people, further establishing our position as an industry leader in safety and technical training in order to ensure we have the skilled workforce and leadership required to serve our customers' needs.

  •
  Asset Strategy Execution—Our objective is to increase our focus on higher specification, more differentiated assets, and reduce our exposure to assets that are less differentiated and non-core. In this regard, we:

  •
  completed the acquisition and integration of Aker Drilling, which added two Harsh Environment Ultra Deepwater semisubmersibles and two Ultra Deepwater drillships under construction to our fleet;

  •
  launched a new High-Specification jackup, the Transocean Honor, and remain on schedule to accept delivery of three additional High-Specification jackups in late 2012 and mid 2013;

  •
  divested six non-core jackups;

  •
  divested our fifty percent interest in Overseas Drilling Limited, the entity that owns the research vessel Joides Resolution; and

  •
  divested a majority of our oil and gas exploration, development and production assets.

        Our operating and financial performance in 2011 was adversely affected by extensive unanticipated out of service time and lower than expected revenue efficiency on many of our higher revenue-generating rigs. Challenges associated with satisfying regulatory and customer requirements for the condition and performance of various critical systems onboard our rigs contributed significantly to our lower contract drilling revenues and higher contract drilling costs in 2011 versus 2010.

  Impact of 2011 Business Results on Executive Compensation

        We compensate our Named Executive Officers based upon their ability to achieve annual operational objectives that further our long-term business objectives and create sustainable shareholder value in a cost-effective manner. Accordingly, our 2011 compensation decisions and actions were based on our Named Executive Officers' performance in these areas. For 2011, the Committee took the following actions with respect to the compensation of our Named Executive Officers:

  •
  approved base salary increases averaging 8% per individual in order to narrow the gap between our stated market target and the Named Executive Officers' actual salaries. The salary adjustments were intended to ensure improved alignment with our compensation philosophy of paying salaries in line with the median of the market; following these adjustments, the base salaries of our Named Executive Officers remained an average of 9% below the market median;

  •
  evaluated our performance as measured under the Performance Award and Cash Bonus Plan and approved cash performance awards for 2011 calculated at 63.9% of the target bonus opportunity for each individual who remained an executive officer at the time of the determinations and for Mr. Brown. The approved awards reflected the failure to achieve certain financial and operational targets while recognizing achievements in the areas of safety and other strategic corporate objectives; and

  •
  approved long-term incentive awards in the form of stock options, time-vested deferred units and performance-contingent deferred units with target values ranging from $950,000 to $6,600,000. These incentive awards are designed to align the long-term interests of our Named Executive Officers and shareholders, promote value creation for our shareholders, encourage retention and continuity in the context of a competitive market, and reward individual performance during the plan year.

        Awards under our 2011 Performance Award and Cash Bonus Plan were either not paid out at all or were paid out significantly below the target levels set for our Named Executive Officers due primarily to the failure to achieve the financial targets set by the Committee at the beginning of 2011. While financial performance constitutes half of the total target potential awards under the plan, continued progress toward achieving safety targets and in meeting certain specific strategic corporate objectives resulted in a formulaic outcome yielding a payout of a portion of the targeted bonus amounts for the Named Executive Officers in accordance with the plan.

        In assessing the reasonableness of the total direct compensation of the Named Executive Officers, particularly the compensation of our Chief Executive Officer, the Committee considered that the mix of compensation continues to provide a direct link to creating sustainable long-term shareholder value, achieving our mission and business strategy, and advancing the core principles of our compensation philosophy and objectives.

  Significant Corporate Governance Policies and Actions

        We endeavor to maintain good governance standards in our executive compensation policies and practices. The following policies and practices were in effect in 2011:

  •
  The Committee consists solely of independent directors who, as noted elsewhere in this proxy statement, have established a means for communicating with shareholders regarding their executive compensation concerns.

  •
  An independent compensation consultant is retained directly by the Committee and performs no other consulting or other services for the Company.

  •
  The Committee conducts an annual review of our compensation strategy, including a review of our compensation-related risk profile.

  •
  Our compensation philosophy and related governance features are complemented by several specific elements that are designed to align our executive compensation with long-term shareholder interests, including:

  –
  Stock ownership requirements for our executive officers and confirmation that each of the executive officers was in compliance with his or her required stock ownership level during 2011;

  –
  A policy that prohibits any of our executive officers from hedging or holding derivative instruments tied to the Company's shares, other than derivative instruments issued by us, such as our convertible notes;

  –
  Dividend equivalent payments on performance-contingent deferred units that are deferred until any associated shares are earned based on actual company performance—and forfeiture of dividend equivalent payments if the shares go unearned;

  –
  No excessive perquisites and a practice of not paying tax gross-ups on perquisites;

  –
  No pre-arranged individual severance agreements or special change-in-control compensation agreements with any executive officer; and

  –
  No multi-year employment contracts or multi-year guarantees for salary increases, non-performance based bonuses, or equity compensation with any executive officer.

  •
  The Company provides its shareholders with an annual advisory vote on the compensation of the Company's Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in the proxy statement.

Executive Compensation Program—Guiding Principles and Objectives

        The goal of our executive compensation program is to attract, motivate and retain leaders from the global executive talent market within and outside of our highly competitive industry. In designing and administering our executive compensation program, we are guided by two overarching principles:

We strive to align the interests of our executive officers with those of our shareholders by basing the compensation of our executive officers on performance.

        We believe that the total compensation offered to each of our executive officers should be substantially linked to our organizational success. By focusing our executive officers on appropriate measures of success, we seek to align their interests with the interests of our shareholders. Barring any unusual transactions, both the annual incentive compensation and the equity compensation that each of our executive officers ultimately receives each year are structured to be directly related to our success.

We strive to design programs and set the compensation of our executive officers at competitive levels while also considering internal pay equity and other factors unique to the Company.

        We believe that our executive compensation program must be continuously monitored to ensure that we provide the opportunity for each of our executive officers to receive competitive compensation. The Committee annually reviews the total compensation and each component of compensation that may be paid or awarded to each of our executive officers and compares the total compensation and each component of compensation:

  •
  externally against the amounts paid to executive officers holding comparable positions at companies with whom we compete for executive talent; and

  •
  internally for purposes of ensuring internal equity.

        We seek to maintain an overall compensation mix and compensation levels that are appropriate within our industry sector and among companies of comparable size and organizational structure in other industries. We also seek to provide a direct link to enhancing shareholder value, achieving our vision and business strategy, and advancing the core principles of our compensation philosophy and objectives, including attracting, motivating and retaining the key talent needed to ensure the long-term success of the Company.

        Within the framework of our compensation philosophy, we have developed executive compensation programs that are intended to achieve the following objectives:

  •
  close alignment of both cash- and share-based reward opportunities with the interests of our shareholders as supported by our vision, strategic imperatives and compensation strategy;

  •
  maintaining a pay-for-performance culture, including reward opportunities that vary based on whether we fall below, meet or exceed specific annual and triennial goals;

  •
  reasonable reward opportunities that are sufficiently competitive to attract, motivate and retain superior employees in key positions; and

  •
  a connection between compensation and the attainment of goals that is clearly visible to the participants in our compensation programs.

 Executive Compensation Program—Compensation-Setting Process

        The Committee, the compensation consultant engaged by the Committee, other outside advisors, and members of our management are involved in designing and administering our executive compensation program. The Committee also considers the results of the annual advisory vote of shareholders on executive compensation. For more information, see "Shareholder Say-on-Pay" below.

  Role of the Committee

        The Committee is responsible for overseeing our executive compensation and long-term incentive programs. Specifically, the Committee is responsible for:

  •
  reviewing and approving the compensation paid to and the benefits received by our executive officers and other officers at or above the Senior Vice President level;

  •
  annually establishing focus areas for our Chief Executive Officer, annually evaluating our Chief Executive Officer's performance in light of these focus areas (with the participation of all non-executive members of our Board of Directors), and setting our Chief Executive Officer's compensation based on this evaluation and after reviewing data concerning the competitive market;

  •
  establishing and approving our executive compensation plans and arrangements to provide benefits to our executive officers and other officers at or above the Senior Vice President level in accordance with the goals and objectives of the Company as established by the Board;

  •
  considering and making recommendations to our Board of Directors concerning the existing executive compensation programs and changes to such programs;

  •
  administering the Company's Long-Term Incentive Plan, including determining plan eligibility and approving individual awards for all plan participants;

  •
  considering and approving executive employment and severance agreements or other contractual agreements that may be entered into with our executive officers (which shall not include "single-trigger" change-in-control agreements);

  •
  reviewing and discussing this Compensation Discussion and Analysis with our management and, based upon such review and discussion, recommending to our Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for our annual meeting of shareholders; and

  •
  assessing the risks associated with the Company's compensation arrangements.

        The Committee may delegate any of its powers or responsibilities to a subcommittee or subcommittees composed of one or more members of the Committee provided that the decisions of such subcommittee are presented to the full Committee at its next regularly scheduled meeting. Our Chief Executive Officer has been delegated authority to award restricted shares, restricted units and deferred units under the Company's Long-Term Incentive Plan to recently hired employees, excluding our executive officers and other officers at or above the Senior Vice President level, not to exceed an aggregate of 100,000 shares per calendar year. The Committee has delegated to a subcommittee composed of its Chairman and an additional committee member the authority to approve interim compensation resulting from promotions, competitive realignment, or the hiring of new executive officers (excluding the Chief Executive Officer) between meetings of the Committee, including, but not limited to, establishing annual base salary, annual bonus targets, long-term incentive plan targets, and equity award grants. The Committee is notified of any such compensation actions taken by our Chief Executive Officer or this subcommittee at the meeting following the date such actions are taken.

        The Committee is composed solely of Board members who (a) are not employees of the Company, (b) meet the independence requirements of the New York Stock Exchange, and (c) meet the qualifications of outside directors under Section 162(m) of the U.S. Internal Revenue Code. The Committee currently consists of four directors: Edward R. Muller (Chairman), Martin B. McNamara, Robert M. Sprague and Tan Ek Kia.

  The Compensation Consultant

        To assist it in discharging its responsibilities, Longnecker & Associates, an executive compensation consulting firm, was engaged to serve as the Committee's compensation consultant through February 2011. Following its February 2011 meeting, the Committee engaged a new executive compensation consulting firm, Pay Governance, that advised the Committee on executive compensation matters for the remainder of 2011 and for 2012.

        In order not to impair the independence of the Committee's compensation consultant or to create the appearance of such an impairment, in February 2009 the Committee adopted a policy that any compensation consultant to the Committee may not provide other services to the Company in excess of $100,000. Accordingly, neither Longnecker & Associates, Pay Governance nor any of their respective affiliates provided the Company with any other consulting services in 2011.

        In advising the Committee, the compensation consultant reports to and acts at the direction of the Committee. The Committee directs the compensation consultant in the performance of its duties under its engagement to provide certain guidance on an ongoing basis, including:

  •
  expertise on compensation strategy and program design;

  •
  information relating to the selection of the Company's peer group (as described below);

  •
  relevant market data and alternatives to consider when making compensation decisions;

  •
  assistance in establishing and updating annual and long-term incentive guidelines;

  •
  periodic reviews of the total executive compensation program; and

  •
  support and advice as the Committee conducts its analysis of and makes its decisions regarding executive compensation.

        The Committee does not adopt all recommendations given by the compensation consultant but uses the consultant's work as a reference in exercising its own judgment with respect to its own executive compensation actions and decisions.

        The compensation consultant regularly participates in the meetings of the Committee and meets privately with the Committee at the Committee's request. Our management provides information to the consultant but does not direct or oversee its activities with respect to our executive compensation program.

  Other Advisors

        From time to time, management engages other advisors to assist it in providing advice to the Committee regarding executive compensation matters. Such advisors have included, among others, an outside corporate law firm to provide advice regarding various legal issues and an outside actuarial firm to evaluate benefits programs.

  Shareholder Say-on-Pay

        In approving the 2012 compensation of Mr. Newman and the other Named Executive Officers who continue to serve with us, the Committee reviewed the vote results for the shareholder say on pay proposal held at the 2011 annual general meeting of shareholders, where approximately 78% of the shares voted were voted in support of our executive compensation programs. In light of these results, the Compensation Committee carefully reviewed the Company's executive compensation practices. The Committee concluded that the Company's existing executive compensation programs continue to be the most appropriate for the Company and effective in rewarding executives commensurate with business results.

        The Committee has noted shareholder concerns regarding the absence of clawback provisions to recover incentive-based compensation from executive officers in the event we are required to restate our financials due to material noncompliance with any financial reporting requirement. While the issue remains on the Committee's agenda, implementation of such provisions has been postponed pending the release of guidelines from the U.S. Securities and Exchange Commission, which is expected before the end of 2012.

        The Company's compensation programs are designed to reward executives for achieving superior financial, safety and operational performance, each of which are important to the long-term success of the Company. In addition to the contingent deferred units, which vest only upon favorable total shareholder return of the Company relative to its performance peers, the value of the stock options and time-based deferred units ultimately realized by our executive officers, including our Chief Executive Officer, are also subject to the Company's share price performance.

        The Committee welcomes shareholder input on executive compensation matters, and representatives from the Company have discussed the Company's executive compensation programs with some of the Company's shareholders as well as shareholder advisory groups. In particular, leading up to the advisory vote on executive compensation at the 2011 annual general meeting, the Company received feedback from shareholders regarding the Company's prior practice of providing gross ups for social security (FICA) payments on perquisites provided to Named Executive Officers on the U.S. payroll. In light of this feedback and considering evolving market practices, the Compensation Committee, prior to the 2011 annual general meeting, adopted a policy that the Company would no longer provide these reimbursements. Additionally, based on feedback from a shareholder advisory group, we have provided increased disclosure in this proxy statement regarding the international mobility benefits received by our Named Executive Officers to help our shareholders better understand these programs.

  Role of Management

        Our Chief Executive Officer annually reviews the competitive pay position and the performance of each member of senior management other than himself. Our Chief Executive Officer's conclusions and recommendations, including his conclusions and recommendations with respect to base salary adjustments and award amounts for the current year and target annual award amounts for the next year under our Performance Award and Cash Bonus Plan, are presented to the Committee. The Committee makes all compensation decisions and approves all share-based awards for the Named Executive Officers and other officers at or above the Senior Vice President level. The Committee may exercise its discretion in modifying any compensation adjustment or awards to any executive officer, including reducing or increasing the payment amount for one or more components of such awards.

        Officers and other employees in our human resources department assist our Chief Executive Officer with his recommendations and develop and present other recommendations regarding compensation to the Committee as needed. Our Vice President, Human Resources, and a member of our legal department regularly attend Committee meetings, and our Chief Executive Officer, other officers and our Chairman of the Board of Directors participate on an as-needed basis. Our officers and other employees participate in Committee discussions in an informational and advisory capacity and have no authority in the Committee's decision-making process.

        Our Board of Directors annually considers the performance of our Chief Executive Officer. The Committee determines all components of our Chief Executive Officer's compensation. The Committee meets outside the presence of all of our executive officers to consider appropriate compensation for our Chief Executive Officer. For the other Named Executive Officers, the Committee meets outside the presence of all senior management except our Chief Executive Officer and Vice President, Human Resources.

  Peer Group

        We compete for executive talent across many different sectors around the world. Our primary competitive market generally includes other companies in the energy industry (oil and gas companies, offshore drilling companies and other energy services companies). In making compensation decisions for the Named Executive Officers, each element of their total direct compensation is compared against published compensation data.

        For 2011, we used a group of peer companies to compare each component of our executive compensation program to the competitive marketplace. This group (the "Peer Group") was composed of the following companies:

Anadarko Petroleum Corporation	Hess Corporation
Apache Corporation	Marathon Oil Corporation
Baker Hughes Incorporated	National-Oilwell Varco Inc.
Devon Energy Corporation	Noble Corporation
Diamond Offshore Drilling Inc.	Pride International, Inc.
Ensco plc	Rowan Companies Inc.
EOG Resources, Inc.	Schlumberger Limited
Halliburton Company	Weatherford International Ltd.

        The Peer Group or a smaller group may be used for performance comparisons, as determined by the Committee. The Committee has subsequently removed Pride International, Inc. from the Peer Group due to its merger with Ensco plc.

  Competitive Positioning

        Generally, we set the target compensation for our Named Executive Officers at the market median. For 2011, we determined the market median based on data from the Peer Group and market surveys analyzed by our former compensation consultant, each weighted at 50%.

        Our approach to setting executive compensation, which is annually reviewed and updated by the Committee, is as follows:

Element	Targeted Position	Comments
Base Salary	Market median.	Individual circumstances can allow for certain positions to be above or below the median.
Annual Bonus	Opportunity to earn total cash compensation competitive with market, with upside/downside based on performance against financial and operating metrics.	Actual payout based on performance. Metrics include both financial and operational results that drive long-term value. Award potential ranges from 0% to 200% of target.
Total Cash Compensation	Market median.

Target performance is generally intended to result in median total cash compensation. Superior performance will result in 75th percentile or higher total cash compensation. Below target performance will result in below median total cash compensation.

Element	Targeted Position	Comments
Long-Term Incentives (options, performance-contingent deferred units and time-vested deferred units)	Market median.

Current practice is to award time-vested stock options, deferred units requiring continuous employment and fully contingent deferred units that vest based on total shareholder return compared to a group of companies we consider our performance peers. See "Long-Term Incentive Plan" for a description of this group. At median performance relative to the performance peers, we provide vesting of the contingent deferred units at target. At upper quartile performance, the maximum contingent deferred unit awards equal to 175% of target vest, and below bottom quartile performance, no awards vest.

Total Direct Compensation	Market median.	Ability to earn above or below market median based on performance.

        The data from the Peer Group was gathered based both on position (CEO, CFO and General Counsel) and according to pay rank for the highest-paid position, the second highest-paid position, and so forth. Longnecker & Associates recommended this approach because of the variations in pay based on position and the need to ensure that a sufficient number of market matches existed for meaningful comparisons. The positions of Executive Vice President, Operations Integrity (formerly Executive Vice President, Asset and Performance) and Executive Vice President, Operations (formerly Executive Vice President, Global Business) were considered to be equivalent internally and difficult to benchmark externally based on position or role. Consequently, the data used to compare these positions was based on the median pay for all of the fourth- and fifth-ranked positions from the companies in the Peer Group. Data from the peer group analysis was combined with that of industry specific surveys to determine market ranges for each of our Named Executive Officers.

        Each element of compensation and the total direct compensation for each of the Named Executive Officers is compared to the estimated market median for his or her position.

        When the Committee made its annual compensation decisions in February 2011, target total direct compensation for the Named Executive Officer positions ranged from 12% below to 2% above the competitive market median, with an average of 2% below the median. This range is due to a number of factors, including the competency demonstrated as a result of the Named Executive Officer's tenure in his or her position and internal equity.

  Compensation Program Design

        When approving compensation actions proposed by management, the Committee can exercise its discretion as to the level and mix of compensation paid to each officer. In exercising its discretion, the Committee reviews information, including Peer Group and other compensation survey information developed and provided by the compensation consultant, to determine the appropriate compensation levels and mix. Although we have no specific policy or target for the allocation between either cash and non-cash or short-term and long-term compensation, we have designed the components of our compensation programs so that, as an executive's responsibility increases, his or her compensation mix is weighted more heavily toward performance-based and at-risk compensation and less heavily toward base salary, while at the same time remaining at or near the competitive market median for total direct compensation and with a mix that is similar to that of our peers. Any benefits or perquisites that an executive officer may receive are not considered for purposes of this analysis. We supplement performance-based and at-risk compensation with market-competitive base salary and benefits to minimize the turnover of executive talent and to ensure that our executives' attention remains focused on the Company's and our shareholders' interests. Such benefits include, but are not limited to, an executive severance policy and international mobility benefits, as discussed in more detail below.

        We believe that a lack of internal pay equity among our executive officers would be detrimental to morale and productivity and, as a result, to advancing the Company's and our shareholders' interests. To that end, we have designed our compensation programs so that all executives participate in the same compensation programs in which our Chief Executive Officer participates and so that base salary and incentive opportunities are commensurate with the executives' relative levels of responsibility within the Company.

        We also consider total compensation when we design our compensation programs and determine compensation levels. We developed a thorough analysis of the total value of each Named Executive Officer's entire compensation and benefits package. That analysis resulted in a total compensation "tally sheet" containing data on all elements of compensation and benefits, including retirement plan benefits, severance benefits, international mobility benefits and vested and unvested equity awards. The Committee annually reviews total compensation and considers it, along with the other factors noted above, when making compensation decisions. Based on its review of total target and actual realized compensation, the Committee has concluded that the total compensation paid to the Company's Named Executive Officers is reasonable for the related performance period. However, compensation practices and philosophy are an evolving practice and future changes may be made to take into account changed circumstances, practices, competitive environments and other factors.

Executive Compensation Program—Direct Compensation Elements

  Base Salaries

        We provide our Named Executive Officers with base salaries that provide them a minimum level of compensation for services rendered during the year. The base salaries of our Named Executive Officers are reviewed upon a promotion or other change in job responsibility, and they are also reviewed annually, both individually and relative to other executive officers. Base salary adjustments are made to reflect our desired position in the competitive market.

        In February 2011, the Committee reviewed the base salaries of the Named Executive Officers. In connection with its review, the Committee considered recommendations from our Chief Executive Officer, competitive compensation information based on Peer Group and other survey data, the job responsibilities, performance, and expected future contributions of each executive officer, and our compensation philosophy and objectives. Considering input from the compensation consultant, the Committee approved the following base salary (or U.S. dollar base salary reference) for each of the individuals listed below:

Mr. Newman(1)	$1,100,000
Mr. Rosa(1)(2)	$500,000
Mr. Toma(1)(2)	$435,000
Mr. Deeming(2)(3)	$480,000
Mr. Bobillier(1)	$435,000
Mr. Brown(1)	$500,000

(1)
Effective February 10, 2011.

(2)
Base salary reference was converted to CHF at the Company's long-term exchange rate of 1.21 CHF to USD.

(3)
Effective February 7, 2011.

        In February 2011, our Chief Executive Officer established a base salary of $270,000 for Mr. Shaw, who then served as the Company's Vice President and Treasurer. In connection with Mr. Shaw's promotion to Vice President and Controller and his becoming an executive officer in December 2011, the Committee approved an increase in his base salary to $350,000.

  Changes in 2012

        Effective March 1, 2012, the Committee approved increases in base salary (or U.S. dollar base salary reference) for the Named Executive Officers that continue to serve as executive officers of the Company to the following amounts, based on the assessment of the market data provided by the Committee's compensation consultant and the Committee's assessment of the continued progress of the Named Executive Officers in their respective roles:

Mr. Newman	$1,150,000
Mr. Toma(1)	$615,000
Mr. Deeming(1)	$675,000

(1)
Base salary reference will be converted to CHF at the Company's updated 2011 average exchange rate of 0.885 CHF to USD.

        In addition, Gregory L. Cauthen was hired as Executive Vice President and Chief Financial Officer in January 2012 on an interim basis and will receive an annual base salary of $640,000 pro-rated for the term of his interim employment.

  Performance-Based Incentive Compensation

        Our performance-based incentive compensation is delivered through two programs: our Performance Award and Cash Bonus Plan and our Long-Term Incentive Plan.

  Performance Award and Cash Bonus Plan

        Our Performance Award and Cash Bonus Plan (the "Bonus Plan") is a goal-driven plan that provides participants, including the Named Executive Officers, with the opportunity to earn annual cash bonuses based on performance as measured against predetermined performance objectives. Individual target award levels, expressed as percentages of the participants' base salaries, are established by the Committee at the beginning of the year. For 2011, these individual target award opportunities ranged from 10% of base salary for the lowest level eligible participant to 100% of base salary for our Chief Executive Officer. The Committee may consider many factors when determining the actual bonus plan compensation for a given year, including its assessment of the appropriateness of the resulting payout relative to the target. The target award opportunities under the Bonus Plan, when combined with base salaries, are intended to position the participants, on average, to earn total cash compensation approximating competitive market median levels. Other performance levels above and below the target provide the opportunity for participants to earn total annual cash compensation above the competitive market median when above-target performance warrants, up to a designated maximum, or the possibility of earning total annual cash compensation below the median in cases of below-target performance.

        For performance during the past five years (2007-2011), the Bonus Plan has paid out amounts below the target level four times and in excess of the target level one time. Other than in 2007, when the bonus payout was impacted by change-in-control provisions triggered by our merger with GlobalSantaFe, the maximum payout level was not achieved during this five-year period. Specifically, the Named Executive Officers' average payout percentage over the past five years was 91.8% of the target award opportunity. Payouts are currently limited to 200% of the target award opportunity.

  2011 Bonus Plan

        Under the 2011 Bonus Plan, each Named Executive Officer had a potential payout range of 0% to 200% of his individual target award opportunity. In February 2011, the Committee established a 2011 target bonus opportunity for each of the Named Executive Officers, which is expressed as a percentage of base salary, as follows:

Mr. Newman	100%
Mr. Rosa	75%
Mr. Toma	75%
Mr. Deeming	75%
Mr. Bobillier	75%
Mr. Brown	75%

        In February 2011, our Chief Executive Officer established a target bonus opportunity of 40% of base salary for Mr. Shaw, who then served as the Company's Vice President and Treasurer. In connection with Mr. Shaw's promotion to Vice President and Controller and his becoming an executive officer in December 2011, the Committee approved an increase in his target bonus opportunity to 50% of his base salary.

        Performance Measures.    When determining the actual compensation under the 2011 Bonus Plan, the Committee considered the results of the three key performance areas identified below, which were specified at the beginning of the year:

  •
  Safety Performance, which is 25% of the total target bonus amount, with potential payouts ranging from 0% to 50% of the total target bonus amount based on actual performance. Safety performance is measured by:

            –  Total Recordable Incident Rate ("TRIR"), which makes up half of the Safety Performance metric; and

            –  Total Potential Severity Rate ("TPSR"), which makes up half of the Safety Performance metric.

  •
  Financial Performance, which is 50% of the total target bonus amount, with potential payouts ranging from 0% to 100% of the total target bonus amount based on actual performance. Financial Performance is measured by Cash Flow Value Added ("CFVA") relative to our annual budget; and

  •
  Strategic Corporate Objectives in the areas of Customer Focus, People Focus, and Execution, which is 25% of the total target bonus amount, with potential payouts ranging from 0% to 50% of the total target bonus amount based on actual performance.

        Safety Performance.    Our business involves numerous operating hazards, and we are strongly committed to protecting our employees, our property and the environment. Our ultimate goal is expressed in our safety vision of "an incident-free workplace—all the time, everywhere." The safety performance targets for 2011 were approved by the Committee and are set at levels each year that motivate our employees to achieve continuous improvement in safety performance and to meet strict internal standards. Beginning in 2012, safety performance targets are recommended to the Committee by the Board's Health Safety and Environment Committee.

        The Committee measures our safety performance through a combination of our total TRIR and TPSR, and each component makes up 50% of the overall safety performance metric. For historical purposes, our safety statistics for the last three calendar years were as follows:

Year	TRIR	TPSR	Fatalities
2009	0.77	34.0	2
2010	0.74	41.5	9
2011	0.59	28.9	0

  Total Recordable Incident Rate

        TRIR is a safety performance metric recognized by the U.S. Occupational Safety & Health Administration and is used by companies across an array of different industries. We calculate TRIR based upon the guidelines set forth by the International Association of Drilling Contractors (the "IADC"), an industry group for the drilling industry. The IADC methodology calculates TRIR by taking the aggregate number of occurrences of work related injuries or illnesses that result in any of the following: (1) death, (2) a physician or licensed health care professional recommending days away from work due to the injury or illness, (3) an employee not being able to perform all of his or her routine job functions (but not resulting in days away from work), or (4) any other medical care or treatment beyond minor first aid. The TRIR is the number of such occurrences for every 200,000 employee hours worked.

        The following chart shows the Company's results for the past ten years:

10-Year Trend in

Total Recordable Incident Rate

        The Committee approved a TRIR target for 2011 of 0.70, which would represent further progress toward our safety vision. Values above and below this target were calculated in accordance with the chart below, with outcomes falling in between two boundaries interpolated on a straight-line basis:

TRIR Outcome In Relation to Target	Bonus Payout Result For TRIR
20% Improvement	200%
10% Improvement	150%
Target	100%
10% Deterioration	75%
20% Deterioration	50%

        Any TRIR outcome representing a deterioration of more than 20% as compared to the target would result in a 0% bonus payout for the TRIR metric and any outcome representing an improvement of 20% or greater as compared to the target would result in a payout of 200% for the TRIR metric. Our TRIR outcome for 2011 was 0.59, representing a 16% improvement as compared to the target. This outcome resulted in a 2011 bonus payout for the TRIR metric of 179% of target. For illustrative purposes, the following chart shows how different TRIR outcomes and our actual performance relate to the formulaic payout amounts for the TRIR metric:

  Total Potential Severity Rate

        TPSR is an internally developed safety measure that we utilize to capture the potential severity of incidents over a period of time. TPSR is calculated by taking the sum of all potential severity values assigned to incidents, multiplying that number by 200,000, then dividing that number by total employee hours worked. After the occurrence of an incident, the manager or managers responsible for the drilling unit or onshore facility where the incident took place complete an incident report that assigns a severity value to the incident and the Company has an oversight and review process of these determinations by the manager or managers. The severity value is derived by inputting data into our severity calculator. For instance, for dropped objects, the height from which the item was dropped and the weight of the object are inputs into the severity calculator.

        In calculating TPSR for the 39,579,885 total fleetwide hours worked in 2011, there was an aggregate severity value of 5,721 assigned to incidents occurring in 2011, resulting in a fleetwide TPSR of 28.9. On a rig by rig basis, TPSR outcomes in 2011 ranged from a low of zero to a high of 150.27.

        The Committee approved a TPSR target for 2011 at 34.0, which would represent further progress toward our safety vision. Values above and below this target were calculated in accordance with the chart below, with outcomes falling in between two boundaries interpolated on a straight-line basis:

TPSR Outcome In Relation to Target	Bonus Payout Result For TPSR
20% Improvement	200%
10% Improvement	150%
Target	100%
10% Deterioration	75%
20% Deterioration	50%

        Any TPSR outcome representing a deterioration of more than 20% as compared to the target would result in a 0% bonus payout for the TPSR metric and any outcome representing an improvement of 20% or greater as compared to the target would result in a payout of 200% for the TPSR metric. Our TPSR outcome for 2011 was 28.9, representing a 15% improvement as compared to the target. This resulted in a bonus payout for the TPSR metric of 173% of target. For illustrative purposes, the following chart shows how different TPSR outcomes and our actual performance relate to the formulaic payout amounts for the TPSR metric:

        The TRIR and TPSR outcomes together resulted in a formulaic payout percentage of 43.9% of the total target bonus opportunity for Named Executive Officers in 2011.

        Cash Flow Value Added ("CFVA").    Fifty percent of the target award opportunity for each Named Executive Officer under the 2011 Bonus Plan was based upon our achievement of CFVA on a sliding scale that measures our CFVA performance for 2011 relative to our annual budget. Cash Flow Value Added is designed to measure the generation of cash return in excess of the Company's cost of capital.

        CFVA is equal to Net Income (Loss) before Extraordinary Items,

Plus:	Depreciation Expense,
Plus (Minus):	Net Interest (Income) Expense,
Plus (Minus):	(Gain) Loss, net of tax, on Debt Retirement or Asset Sales, Dispositions or Impairments,
Plus (Minus):	Other Unusual Items, net of tax,
Plus (Minus):	Unusual Tax Items,
Plus:	Expenditures related to Approved Long-Term Investments,
Minus:	Overhead Allocations,
Minus:	Charge for Average Capital (Weighted Average Cost of Capital multiplied by Average Capital).

        Where Average Capital is equal to Total Equity,

Plus:	Total Long-Term Debt (Book Value),
Minus:	Cash and Cash Equivalents,
Minus:	Goodwill,
Plus:	Capitalized Lease Obligations under GAAP (Short and Long Term),
Minus:	Net Book Value of Fixed Assets,
Plus:	Fair Market Value of Fleet (excluding newbuilds),
Plus:	Incremental Capital Expenditures during the Year,
Minus:	Capital Expenditures related to Newbuilds and other Approved Long-Term Investments.

        The Committee set a CFVA target of $450 million for 2011, which would result in participants receiving a full payout of the target bonus amount for achieving this performance measure. In the event the CFVA was less than zero, there would be no payout for this performance measure. If the CFVA was equal to or exceeded $1.2 billion, the payout would be the maximum of 200% of the target bonus amount for this performance measure. If the CFVA fell between these amounts, the payout percentage would be interpolated on a modified straight line basis that includes no significant acceleration or flattening between data points. The Committee believes that CFVA helps give the Named Executive Officers a clearer picture of their contribution to the profitability and share price of the Company and reflects whether or not operations exceed the expectations of the shareholders and our Board of Directors.

        For 2011, CFVA was $(481) million, which resulted in a payout of 0% of the target bonus amount for this performance measure. For illustrative purposes, the following chart shows how different CFVA outcomes relate to the formulaic payout amounts for the CFVA metric:

        Strategic Corporate Objectives.    Recognizing the importance of making progress toward achieving our vision, the Committee approved specific Customer Focus, Execution and People Focus goals, as follows:

Performance Versus Target
Corporate Goals	Below	Achieved	Exceeded
Customer Focus: Add a specified target amount of new backlog			✓
Customer Focus: Secure drilling contracts for three new jack-ups			✓
Customer Focus: Execute strategy to increase engagement with national oil companies		✓
Execution Focus: Maintain budgeted Special Periodic Survey time to achieve compliance with new NTL-05 drilling regulations	✓
Execution Focus: Reduce average operating months between major dynamic positioning events			✓
Execution Focus: Reduce average operating months between unplanned blowout preventer pulls	✓
Execution Focus: Generate asset sales proceeds in excess of a specific targeted amount			✓
Execution Focus: Manage net cash impact of shipyard projects to within a specified target	✓
People Focus: Implement a succession planning process for all senior executive roles		✓
People Focus: Complete onshore and offshore management training programs and roll-out the programs to 1/3 of the target population			✓
People Focus: Improve employee engagement and maintain attrition below a specified target		✓
People Focus: Implement Competency Assessment Management System and carry out verifications on a target number of rigs			✓

        Without applying a specific formula, the Committee assessed the Company's overall performance against the Strategic Corporate Objectives to be 80%, which resulted in a payout of 20% of the target bonus amount for this performance measure. This determination recognized that the Company exceeded expectations in achieving its key Customer Focus and People Focus objectives. The Committee further noted the progress made on achieving certain Execution goals related to dynamic positioning performance. However, these successes were offset by the challenges the Company faced in meeting other Execution objectives.

        Actual Bonus Plan Compensation for 2011.    Based on the performance measures described above and using the pre-determined weighting assigned to each measure by the Committee, the formulaic bonus outcome for our Named Executive Officers was 63.9% of his or her targeted bonus compensation opportunity under the 2011 Bonus Plan. The components of this total bonus payout under the 2011 Bonus Plan are as follows:

Performance Measure	Threshold Payout For This Measure	Target Payout For This Measure	Maximum Payout For This Measure	Actual Payout For This Measure
Safety Performance	0%	25%	50%	43.9%
Financial Performance	0%	50%	100%	0%
Strategic Corporate Objectives	0%	25%	50%	20%

Total:	0%	100%	200%	63.9%

        The Committee approved the formulaic bonus outcome for Messrs. Newman, Toma, Deeming and Brown. In light of their recent departures and the terms thereof, the bonus awards for Messrs. Bobillier, Rosa and Shaw were determined by the Committee to be zero.

  Changes for 2012

        The Committee has determined the performance measures comprising the Bonus Plan for 2012. The Committee retained the safety performance and cash flow value added measures. The Committee also retained the corporate performance measure specific to achieving targeted performance levels for new goals in the three core focus areas of Customer Focus, People Focus and Execution. As in 2011, actual performance will be assessed by the Committee against achievement of specific objectives in each focus area relative to defined targets. The weighting of each component of the target bonus award for 2012 will again be as follows: safety performance (25%), cash flow value added performance (50%) and strategic corporate objectives specific to achieving our strategic imperatives in the areas of customer focus, people focus and execution (25%).

        In February 2012, the Committee also established target bonus opportunities for 2012 for each of our Named Executive Officers who continue to serve as executive officers of the Company. The target bonus opportunities, which are based on an assessment of internal equity and the market data provided by Pay Governance and expressed as a percentage of base salary, are as follows:

Mr. Newman	125%
Mr. Toma	80%
Mr. Deeming	80%

        In addition, the Committee established a target bonus amount of $256,000 for Mr. Cauthen to be awarded following the termination of his interim employment, subject to certain conditions and adjustments at the discretion of the Committee or if his employment terminates prior to or beyond the scheduled six-month interim period.

  Long-Term Incentive Plan

        Under the Long-Term Incentive Plan of Transocean Ltd. (the "LTIP"), the Committee can design cash and share-based incentive compensation programs to motivate superior performance and the achievement of long-term corporate goals by employees and others who provide key services to us. Our goal is to promote the growth of shareholder value and retain key talent by providing such individuals with opportunities to participate in the long-term growth and profitability of the Company.

        The Committee may grant participants restricted shares, deferred units, stock options, share appreciation rights, cash awards, performance awards, or any combination of the foregoing. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate.

        The LTIP awards for all eligible employees are approved annually at the Committee's February meeting at which the Committee also reviews and determines each Named Executive Officer's other compensation opportunities. The Committee approves annual grants at the same meeting in order to consider all elements of compensation at the same time and to align closely grant dates with the beginning of performance cycles. Our executive officers have no role in setting the grant date for any awards to our Named Executive Officers under the LTIP. The only exceptions to this timing policy are one-time sign-on awards or awards for a significant promotion, which are made at the time of such events, and, in certain instances where deemed appropriate, special retention awards approved by the Committee on the date of other meetings of the Committee during the year. In determining the target value for LTIP awards made to the Named Executive Officers, the Committee considers competitive compensation information based on proxy statement and survey data, internal equity and, at times, individual performance of the executive officer. LTIP awards for the Named Executive Officers consist of approximately equal parts stock options, time-vested deferred units and performance-contingent deferred units, as detailed more fully below.

        The targeted values of the long-term incentive awards granted to Named Executive Officers in 2011 were as follows:

Mr. Newman	$6,600,000
Mr. Rosa	$1,500,000
Mr. Toma	$1,500,000
Mr. Deeming	$1,500,000
Mr. Shaw(1)	$950,000
Mr. Bobillier	$1,500,000

(1)
Mr. Shaw's total long-term incentive award value included his annual grant in February 2011 with a targeted value of $450,000 and a special grant effective December 2011 with a targeted value of $500,000 awarded in connection with his promotion to Vice President and Controller.

  2011 Stock Option Awards

        Nonqualified stock options were granted to all Named Executive Officers as part of the 2011 annual long-term incentive grants, which were made in February 2011. Options were granted with an exercise price equal to the closing market price of the Company's shares on February 10, 2011, or $78.76, with a three-year vesting schedule (ratably one-third each year) and a ten-year term. When determining the number of stock options to grant to Named Executive Officers in the 2011 annual grant, the Committee established the target value for the employee's total long-term incentive awards, and allocated approximately one-third (34%) of the total target value to stock options, and then divided the total target value for stock options by the estimated Black Scholes Merton value per option to determine the actual number of options to be granted.

  2011 Time-vested Deferred Units

        Time-vested deferred units ("DUs") were granted to all Named Executive Officers as part of the 2011 annual long-term incentive grants. Each DU represents one share and vests over a three-year schedule (ratably one-third each year). When determining the number of DUs to grant to executives in the 2011 annual grant, the Committee established the target value for the employee's total long-term incentive awards, allocated approximately one-third (33%) of the total target value to DUs, and then divided the total target value for DUs by the 30-day average closing price for the period ending January 31, 2011 to determine the number of DUs to be granted.

  2011 Contingent Deferred Units

        Contingent deferred units ("CDUs") were granted to all Named Executive Officers as part of the Company's 2011 annual long-term incentive grants. Each CDU represents one share. Each CDU granted in 2011 has a three-year performance cycle of January 1, 2011 through December 31, 2013. The number of CDUs ultimately earned by a Named Executive Officer will be based on the total shareholder return of the Company relative to its performance peers, as determined by the Committee and initially consisting of: Baker Hughes Incorporated, Diamond Offshore Drilling Inc., Ensco plc, Halliburton Company, Nabors Industries Ltd., National-Oilwell Varco Inc., Noble Corporation, Pride International, Inc., Rowan Companies Inc., Schlumberger Limited, Seadrill Limited and Weatherford International Ltd. (collectively, the "Performance Peer Group").

        The Performance Peer Group was initially determined by the Committee based on information provided by a prior compensation consultant regarding the historical total shareholder return of companies in the offshore drilling industry relative to the Company's total shareholder return. Companies whose historical total shareholder returns were closest to the Company's were selected for inclusion in the Performance Peer Group. The terms of the awards provide for adjustments to the peer group in the event any of the companies in the Performance Peer Group is no longer publicly traded during the performance period due to delisting, acquisition or otherwise. Subsequent to the determination of the Performance Peer Group, Pride International, Inc. was acquired by Ensco plc and has therefore been removed from the Performance Peer Group.

        Total shareholder return through the performance cycle is based on the comparison of the average closing share price for the 30 consecutive business days prior to the start of the performance cycle and the average closing share price for the last 30 consecutive business days in the performance cycle for the Company and each of the companies in the Performance Peer Group. The companies are then ranked according to percentage of improvement/deterioration in share price, adjusted for dividends. The number of CDUs the Named Executive Officer may earn is determined based on the Company's percentile rank among the companies in the Performance Peer Group.

        For the current Performance Peer Group, threshold performance is total shareholder return equal to or above the 25th percentile of the Performance Peer Group, at which 25% of the target award is earned. Performance below the 25th percentile results in no awards being earned. Target performance is equal to or above the median of the Performance Peer Group, at which 100% of the target award is earned. At maximum performance, which is considered to be at or above the 75th percentile of the Performance Peer Group, 175% of the target award is earned. Upon vesting, each CDU, together with a cash payment equal to any dividends or equivalents accrued during the performance cycle for earned and vested shares, will be distributed to the Named Executive Officer. The target value of the 2011 CDU grants to each of the Named Executive Officers was approximately one-third (33%) of such officer's total 2011 long-term incentive award target value.

        In February 2012, the Committee determined the final value of the 2009 CDU grants, which were based on total shareholder return relative to the Performance Peer Group for the performance period from January 1, 2009 through December 31, 2011. For this period, the total shareholder return fell below the 25th percentile of the Performance Peer Group, which resulted in a determination that no deferred units would be earned for the 2009 CDU grants. As a consequence, the CDUs granted to executives in 2009, including all pro-rated awards held by former Named Executive Officers, resulted in no value.

        The Company's long-term incentive plan is intended to align the interests of our executives with those of our shareholders. As such, the inclusion of stock options and performance-contingent deferred units in the annual grants is expected to result in below-target total compensation when future shareholder returns fall below expectations and exceed targeted total compensation when future shareholder returns exceed expectations.

  Pay and Performance Alignment

        Consistent with our philosophy of aligning the interests of our executive officers with those of our shareholders by basing the majority of compensation on achieving desired performance outcomes, the actual total compensation values received by our executive officers in recent years have fallen significantly below targeted and competitive market levels. The value not received, or "unrealized value," has been driven primarily by a reduction in the Company's share price and below-target total shareholder return relative to our peers, as well as below target payouts under our annual incentive plan.

        The graph below illustrates the effect of our performance-based compensation programs on the total compensation of our Chief Executive Officer. The 2009 data reflect the compensation of our former Chief Executive Officer, Robert L. Long, and the 2010 and 2011 data reflect the compensation of our current Chief Executive Officer, Mr. Newman. The total direct compensation of Mr. Newman, who assumed the role in March 2010, remains significantly lower than that of his predecessor.

        In February 2012, the Committee determined that, based on the relative TSR performance of the Company against the Performance Peer Group over the 2009-2011 period, the performance outcome for 2009 Contingent Deferred Unit awards was zero percent of target. As a result, no 2009 CDU awards vested, including those awarded to former Named Executive Officers such as Mr. Long. The chart below reflects this outcome for Mr. Newman and Mr. Long.

 CEO Target Compensation versus Realized Compensation as of December 31, 2011 as compared to annual Total Shareholder Return(1)

  (1)
  Total Shareholder Return reflects actual results for the applicable year, which is calculated assuming that all dividends are reinvested on the date of payment.

  (2)
  Target Compensation in 2009 and corresponding Value at December 31, 2011 reflects the compensation of former CEO, Robert L. Long.

  (3)
  Bonus and base salary values are actual historical amounts. For LTIP amounts, (i) option values are based on the in-the-money value of the options at December 31, 2011, (ii) CDU values are based on the projected payouts at December 31, 2011, and (iii) DU values are based on the Company's closing share price on December 30, 2011, $38.39. LTIP value for 2009 reflects final actual value of $0 for CDUs, based on outcome of 2009-2011 performance period.

        The LTIP values for 2010 and 2011 have not been determined, since the performance periods for these CDU awards end in 2012 and 2013, respectively. If the Total Shareholder Return performance criteria are met and those CDU awards ultimately vest, the LTIP values shown for 2011 and 2012 in the chart above would increase, possibly significantly. In addition, any increase in our share price compared to our share price on December 31, 2011 would impact the option and DU values under the LTIP.

  Changes for 2012

        In February 2012, the Committee determined that the material terms and conditions of the stock option awards, CDUs and DUs would remain unchanged from 2011. Consistent with prevailing market practices, the terms and conditions for time-vested DUs were amended to provide for continued vesting, but not the acceleration of vesting, rather than forfeiture in the event of retirement from the Company, provided that the retirement was at least one year after the date of award. Retirement has been defined for this purpose as age 62 or older with at least five years of service.

        The Committee approved the grants of long-term incentive awards to the Named Executive Officers who continue to serve as executive officers of the Company in February 2012. The targeted values of these long-term incentive awards are as follows:

Mr. Newman	$6,900,000
Mr. Toma	$2,000,000
Mr. Deeming	$2,000,000

        In addition, Mr. Cauthen was awarded a one-time grant of DUs with a targeted value of approximately $960,000 when he was hired as Executive Vice President and Chief Financial Officer in January 2012 on an interim basis. These DUs vest in three equal installments on the first, second and third anniversaries of the date of the grant, but are not subject to any further service conditions beyond Mr. Cauthen's interim employment.

Compensation Related to Former Executive Officers

  Treatment of Mr. Brown's and Mr. Bobillier's Equity Awards Upon Retirement

        In connection with the announcement of Mr. Brown's retirement in February 2011, the Committee provided for the vesting of his unvested DUs and stock options at the date of his retirement. In connection with the announcement of Mr. Bobillier's retirement in November 2011, the Committee provided for the vesting of his unvested DUs at the date of his retirement and for his stock options to continue to vest pursuant to their original vesting schedule. In accordance with the terms of Mr. Brown's and Mr. Bobillier's previously awarded CDUs, the value of such outstanding grants were prorated to reflect the portion of the performance period during which they were employed. The ultimate value of the prorated CDUs will be based on the Committee's determination of the Company's relative total shareholder return performance at the conclusion of the applicable performance cycles. In February 2012, the Committee determined that the payout for the CDUs awarded in 2009 was zero. The details of Mr. Brown's and Mr. Bobillier's post-employment compensation are more fully described in the section "Executive Compensation—Potential Payments Upon Termination or Change of Control."

Executive Compensation Program—Health, Welfare and Other Benefits

  Health Benefits

        We provide our Named Executive Officers with health, welfare and other benefits that we believe are reasonable and consistent with our overall compensation program. The Named Executive Officers participate in a variety of health and welfare and paid time-off benefits, as well as in the savings and retirement plans described below, all of which are designed to enable us to attract and retain our workforce in a competitive marketplace. The Named Executive Officers' medical and dental benefits for themselves and their dependents are provided through our self-funded Health Care Plan for employees on the same basis as other employees.

        We also provide each of our executive officers on the U.S. payroll, including the Named Executive Officers (other than Messrs. Rosa, Toma, Deeming, and Bobillier, who are not U.S. citizens or tax residents), a life insurance benefit equal to four times covered annual earnings, capped at a maximum of $1 million. Each of our executive officers may purchase at his or her own expense an additional amount of life insurance equal to one to three times his or her covered annual earnings, capped at a maximum of $500,000. The combined total of life insurance that we offer our executive officers is limited to $1,500,000. A similar level of coverage is provided to executive officers on the Swiss Franc payroll.

        We also provide for the continuation of base pay at the onset of illness or injury to eligible employees who are unable to perform their assigned duties due to a non-occupational personal illness or injury. Pay continuation is based on a monthly base salary, exclusive of annual incentive plan compensation or other extraordinary pay.

  International Mobility and Redomestication Benefits

        Each Named Executive Officer who relocated to our principal executive offices in Switzerland is currently provided the following allowances for a period limited to five years from the date of assignment to assist with his or her transition:

  •
  a housing allowance of 11,000 to 14,000 Swiss francs per month;

  •
  a car allowance of 1,000 Swiss francs per month;

  •
  a cost of living allowance of 15% of base salary, capped at a maximum of $75,000 per year;

  •
  payment of school fees for eligible dependents under age 19; and

  •
  a home leave allowance equivalent to a full-fare economy round-trip ticket for the executive officer, spouse and qualifying dependents back to their point of origin which, on average, equates to approximately $27,000 per year per executive officer.

        For the five-year period that the executive is entitled to receive the allowances listed above, the executive is not responsible for the tax liability attributable to these mobility benefits. The Company is responsible for the taxes due on these allowances, including Swiss income and social taxes, for non-U.S. national executives, and Swiss income and U.S. social security taxes for the U.S. national executives. The Company is also responsible for any Swiss wealth tax that may be assessed to the executive. The Company's payment of the taxes is reported as income to the executive as a tax reimbursement. In general, payment of Swiss taxes is made at least one year following the year the Swiss tax return is filed. U.S. social security taxes are paid on a current-year basis.

        For the five year transition period, we provide tax equalization to the executive officers based in Switzerland who are U.S. nationals pursuant to the Company's tax equalization policy. The Company's tax equalization policy is intended to ensure that the executive is responsible for an equivalent U.S. tax liability on income from the Company that would have been incurred had the executive remained in the U.S. during the tax year. This equivalent amount of U.S. tax is generally referred to as the executive's theoretical U.S. tax liability. Under the tax equalization policy, the executive is responsible for funding the theoretical U.S. tax liability and the Company is responsible for any actual U.S. and/or Swiss tax liabilities on income from the Company in excess of that amount. The executive's funding of this theoretical tax liability is effected through regular payroll deductions, which we generally refer to as "Hypothetical Tax Deductions."

        Hypothetical Tax Deductions are based on an estimate of the executive's anticipated U.S. theoretical tax liability. When an executive's actual U.S. tax return is prepared, the corresponding tax equalization calculation reconciles the amount of Hypothetical Tax Deductions withheld during the year to the executive's final theoretical U.S. liability. Any Hypothetical Tax Deductions in excess of the actual tax liability are refunded to the executive and reported as a tax settlement reimbursement in compensation. If the Hypothetical Tax Deductions are not sufficient to satisfy the tax liability, any difference is paid by the executive to the Company.

        The foregoing international mobility allowances are expected to be reviewed on an annual basis and may be adjusted based on market conditions. In addition, following the expiration of the five-year transition period, any or all of the foregoing allowances and reimbursements may be amended, terminated or modified, and new allowances and reimbursements may be added.

  Perquisites and Other Personal Benefits

        Each of our Named Executive Officers may receive each year as a perquisite financial planning and tax assistance valued between $3,000 and $5,000. Each of our Named Executive Officers is also eligible to receive a club membership benefit. The amount of these perquisites that each of our Named Executive Officers actually received in 2011 was taxable to the executive officer in 2011. Each of our Named Executive Officers is also eligible for an annual physical exam paid by the Company.

        The Committee annually reviews the nature and amount of the perquisites and other personal benefits provided to each of our executive officers to ensure that such perquisites are reasonable and competitive with industry practice.

Executive Compensation Program—Post-Employment Compensation

  Retirement Plans

        Our officers, including the Named Executive Officers, participate in one or more of the following retirement plans, as applicable to their employment status.

  U.S. Retirement Plan

        The Transocean U.S. Retirement Plan is a tax-qualified defined benefit pension plan funded through cash contributions made by us based on actuarial valuations and regulatory requirements. The purpose of the plan is to provide post-retirement income benefits to our U.S. employees (U.S. citizens and tax residents) in recognition of their long-term service to us. Employees working for the Company in the U.S. are fully vested after five continuous years of employment or upon reaching age 65. Benefits available to our Named Executive Officers are no greater than those offered to non-executive participants. Employees earn the right to receive an unreduced benefit upon retirement at age 62 or older, or a reduced benefit upon early retirement after age 55. The plan was amended effective January 1, 2009 to eliminate the 30-year lifetime cap on credited service.

  U.S. Retirement Savings Plan

        Our U.S. Savings Plan is a tax-qualified defined contribution retirement savings plan in which all of our U.S. employees (citizens and tax residents), including the Named Executive Officers (other than Messrs. Rosa, Toma, Deeming, and Bobillier, who are not U.S. citizens or tax residents), are eligible to contribute up to 50% of their annual base salary up to the prescribed Internal Revenue Code annual limit ($16,500 in 2011) on a pre-tax basis or after-tax basis (if participating in the Roth 401(k)). Subject to the limitations set forth in Sections 401(a)(17), 401(m) and 415 of the Internal Revenue Code, the Company matches in cash on a pre-tax basis 100% of the first 6% of eligible base pay that is contributed to the plan by a participating employee. Participants age 50 and older, including the Named Executive Officers who are older than 50, may also make additional "catch-up" contributions on a pre-tax and/or Roth after-tax basis each year, up to the prescribed Internal Revenue Code annual limit ($5,500 in 2011). Catch-up contributions are not matched by the Company.

        Withdrawals from the U.S. Savings Plan made by an employee who is less than 59 1/2 years of age may be subject to a 10% penalty tax.

  International Retirement Plan

        The International Retirement Plan is a nonqualified, defined contribution plan for non-U.S. citizen employees who accept international assignments and have completed at least one full calendar month of service. The plan is funded through cash contributions by the Company equal to a percentage of compensation, in addition to voluntary contributions by employees, which are limited to 15% of the employee's base salary. In 2011, none of our Named Executive Officers participated in this benefit plan. For more information about the plan, including current Company contribution levels, please read, "Executive Compensation—Pension Benefits for 2011—Transocean International Retirement Plan."

  Transocean Management Ltd. Pension Plan

        We maintain the Transocean Management Ltd. Pension Plan, a nonqualified, defined contribution plan, for our non-U.S. citizen employees who relocate to Switzerland. In 2011, Messrs. Rosa, Toma, Deeming, and Bobillier participated in this plan. The plan is funded through cash contributions by the Company as a percentage of compensation along with contributions by employees. Mandatory contributions by the employees are 6% of pensionable salary. Additional voluntary contributions, which do not generate any additional match by the Company, are permitted. Current Company contribution levels are as follows:

Age	Company Match
24	10%
34	12%
44	14%
54	16%

        Contributions are based on a participant's annual salary. Regular retirement age under the plan is age 65 for men and 64 for women, as is customary in Switzerland.

  Pension Equalization Plan

        Effective January 1, 2009, the legacy GlobalSantaFe Pension Equalization Plan and the legacy Transocean Supplemental Retirement Plan were merged into the Transocean Pension Equalization Plan (the "PEP"), a non-qualified, non-contributory, defined-benefit plan. To the extent the annual income of an eligible employee, including the Named Executive Officers, exceeds either the annual income limitations or the annual benefit limitations imposed by the Internal Revenue Code for purposes of calculating eligible remuneration under a qualified retirement plan (income is limited to $245,000 in 2011 and benefits are limited to $195,000 in 2011), any pension benefits attributable to such difference are paid in a lump sum from general assets. The formula used to calculate benefits under the PEP is the same as that used under the U.S. Retirement Plan. The lump-sum equivalent of the accrued benefit of certain individuals as of December 31, 2008 attributable to the legacy Transocean Supplemental Retirement Plan is calculated using the interest rate in the legacy Transocean Supplemental Retirement Plan, which was the annual interest rate equal to the yield on a new 7-12 year AA-rated general obligation tax-exempt bond as determined by Merrill Lynch & Co. (or its affiliates) and published in The Wall Street Journal.

  Severance and Change-of-Control Arrangements

        We believe that the competitive marketplace for executive talent and our desire to retain our executive officers require us to provide our executive officers with a severance package. Each of our executive officers only receives a severance package in the event we choose to terminate the executive officer at our convenience. Currently, all Named Executive Officers are covered under our executive severance benefit policy, which provides for specified payments and benefits in the event of a termination at our convenience.

        All of our executives, other than Mr. Brown, were eligible to receive benefits under the Executive Severance Policy for the full plan period. The benefits provided in the event of an involuntary termination under the terms of the Executive Severance Policy are as follows:

  •
  a cash severance benefit equal to one year of base salary;

  •
  a pro rata share of that year's targeted award level, as determined by the Committee, under the Bonus Plan for such executive officer;

  •
  all outstanding awards granted under the LTIP treated under the convenience-of-company termination provisions as provided for in the approved terms and conditions of each award; and

  •
  outplacement services not to exceed 5% of the base salary of the executive.

        A convenience-of-company termination occurs when determined by the Committee in its sole discretion. Under a convenience-of-company termination, in addition to compensation and benefits accrued up to the point of termination and the executive severance benefits, all outstanding awards granted under the LTIP would be treated under the convenience-of-company termination provisions as provided for in the award documents, which are more fully described under "Executive Compensation—Potential Payments Upon Termination or Change of Control."

        We also believe that the interests of our shareholders are served by including a double-trigger change-of-control provision in our Performance Award and Cash Bonus Plan and Long-Term Incentive Plan for executive officers who would be integral to the success of, and are most likely to be impacted by, a change of control.

        The Committee periodically reviews severance packages offered to the executive officers to ensure the benefits remain aligned with the prevailing market practices. In order for a Named Executive Officer to receive the benefits described above, the executive officer must first sign a release of all claims against us and enter into a confidentiality agreement covering our trade secrets and proprietary information. We believe that in the event of a change of control, it is in the best interests of our shareholders to keep our executive officers focused on ensuring a smooth transition and a successful outcome for the combined company. We believe that by requiring both triggering events to occur (a change of control and termination) prior to our incurring these obligations, those executive officers who remain with us through a change of control will be appropriately focused while those who depart as a result of a change of control will be appropriately compensated.

Stock Ownership Requirements

        We believe that it is important for our executive officers to build and maintain an appropriate minimum equity stake in the Company. We believe that requiring our executive officers to maintain such a stake helps align our executive officers' interests with the long-term interests of our shareholders. Our equity ownership policy requires that each of our executive officers, prior to selling any shares awarded under our LTIP beginning with the grants made in 2003, must hold an interest in the Company's shares (as determined below) equal to the lesser of (1) the value of all shares or deferred units, as applicable, granted under the LTIP beginning with the grants made in 2003, or since promotion to the level of Vice President or above, or (2) the following:

  •
  the Chief Executive Officer—five times annual base salary;

  •
  the President and an Executive or Senior Vice President—three times annual base salary;

  •
  a Vice President—one time annual base salary.

        These thresholds are regularly reviewed by the Committee and adjusted from time to time based on industry data available to the Committee.

        The forms of equity ownership that can be used to satisfy the ownership requirement include: (1) any vested or unvested shares accumulated through LTIP awards or other means and (2) the in-the-money portion of any vested, unexercised options. Compliance with this policy by each executive officer is reviewed by the Committee on an annual basis, and the Committee may exercise its discretion in response to any violation of this policy to limit the eligibility for or reduce the size of any future awards to the executive officer. The Committee has never found a violation of this policy, so the Committee has not exercised its discretion in this regard.

Hedging Policy

        In order to discourage our executive officers from hedging their long positions in the Company's shares, we have a policy that prohibits any of our executive officers from holding derivative instruments tied to our shares, other than derivative instruments issued by us, such as our convertible notes.

Limitations on Deductibility of Non-Performance Based Compensation

        To the extent attributable to our United States subsidiaries and otherwise deductible, Section 162(m) of the Internal Revenue Code limits the tax deduction that United States subsidiaries can take with respect to the compensation of designated executive officers, unless the compensation is "performance-based."

        Under the LTIP, the Committee has the discretion to award performance-based cash compensation that qualifies under Section 162(m) of the Internal Revenue Code based on the achievement of objective performance goals. All executive officers are eligible to receive this type of award. The Committee has determined, and may in the future determine, to award compensation that does not qualify under Section 162(m) as performance-based compensation.

EXECUTIVE COMPENSATION COMMITTEE REPORT

        The Executive Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on such review and discussions, the Executive Compensation Committee recommended to the Company's Board of Directors that the above Compensation Discussion and Analysis be included in this proxy statement.

Members of the Executive Compensation Committee:

    Edward R. Muller, Chairman
    Martin B. McNamara
    Robert M. Sprague
    Tan Ek Kia

 EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table provides information about the compensation of the Company's Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers serving as of December 31, 2011. We also provide information about our former Executive Vice President, Legal & Administration, who retired from the Company effective August 31, 2011, and our former Executive Vice President, Operations Integrity, who ceased being an executive officer of the Company effective November 23, 2011, as each would have been one of the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer had he been an executive officer as of December 31, 2011. We refer to the aforementioned individuals as the Named Executive Officers. The Company is not a party to any employment agreements with any of our Named Executive Officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)		All Other Compensation ($)		Total ($)
Steven L. Newman	2011	1,075,000		—		4,612,340	1,224,446	686,794	1,239,144	(5)	1,091,201	(6)	9,928,925
President & Chief	2010	850,000		—		2,038,251	1,872,682	374,062	550,283	(5)	622,057		6,307,335
Executive Officer	2009	600,000		—		2,060,781	1,458,240	—	568,609	(5)	650,652		5,338,282
Ricardo H. Rosa(7)	2011	674,163	(8)	—		1,048,302	278,290	—	—		687,349	(9)	2,688,104
Former Executive Vice	2010	517,344	(8)	—		1,506,088	557,703	150,528	—		692,222		3,423,885
President & Chief Financial Officer	2009	432,621	(8)	—		1,125,112	636,313	—	—		951,113		3,145,159
Nick Deeming	2011	594,022	(10)	400,000	(11)	1,584,621	278,290	282,635	—		803,238	(12)	3,942,806
Senior Vice President & General Counsel
Ihab M. Toma	2011	584,673	(13)	—		1,048,302	278,290	280,490	—		645,473	(14)	2,837,228
Executive Vice President, Operations	2010	427,937	(13)	—		1,162,541	446,150	109,040	—		398,917		2,544,585
Robert Shaw(15)	2011	334,870	(16)	50,000	(17)	745,802	83,491	—	—		966,060	(18)	2,180,223
Former Vice President & Controller
Arnaud A.Y. Bobillier	2011	586,195	(19)	—		1,048,302	278,290	—	—		703,303	(20)	2,616,090
Former Executive Vice	2010	450,357	(19)	—		1,294,372	557,703	131,040	—		598,639		3,032,111
President, Operations Integrity	2009	558,973	(19)	—		1,125,112	795,392	—	—		639,517		3,118,994
Eric B. Brown	2011	329,333		—		—	—	157,813	519,031	(21)	1,924416	(22)	2,930,593
Former Executive Vice	2010	465,697		75,000		1,326,799	557,703	133,612	396,195	(21)	1,002,994		3,958,000
President, Legal & Administration	2009	450,000		—		1,125,112	795,392	—	694,143	(21)	652,340		3,716,987

(1)
Represents the aggregate grant date fair value during such year under accounting standards for recognition of share-based compensation expense for deferred units granted pursuant to the LTIP in the specified year. For a discussion of the valuation assumptions with respect to these awards, please see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(2)
Represents the aggregate grant date fair value during such year under accounting standards for recognition of share-based compensation expense for options to purchase our shares granted under the LTIP in the specified year. For a discussion of the valuation assumptions with respect to these awards, please see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(3)
Non-Equity Incentive Plan Compensation includes annual cash bonus incentives paid to the Named Executive Officers based on service during the year included in the table and awarded in the following year pursuant to the Performance Award and Cash Bonus Plan. The Performance Award and Cash Bonus Plan, including the performance targets used for 2011, is described under "Compensation Discussion and Analysis—Performance Award and Cash Bonus Plan."

(4)
There are no nonqualified deferred compensation earnings included in this column because no Named Executive Officer received above-market or preferential earnings on such compensation during 2011, 2010 or 2009.

(5)
The 2011 amount includes change in qualified pension benefits of $135,736 and non-qualified pension benefits of $1,103,408. The 2010 amount includes change in qualified pension benefits of $67,634 and non-qualified pension benefits of $482,649. The 2009 amount includes change in qualified pension benefits of $66,778 and non-qualified pension benefits of $501,831.

(6)
This amount includes a cost of living adjustment of $102,296, automobile allowance of $13,531, housing allowance of $189,437, dependent education expenses of $88,027, vacation travel allowance of $35,259, dividends and dividend equivalents on time-based deferred units of $69,427,

  Company contributions to Mr. Newman's Transocean U.S. Savings Plan of $14,700, interest on accrued benefits in the Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, Swiss taxes in the amount of $517,180, tax equalization payments on Mr. Newman's home country taxes of $51,549 and fees paid for his financial planning benefit and club membership. The cost of living adjustment, automobile, housing and schooling allowances and Swiss tax payments described above were paid in CHF and, for presentation in this table, converted into U.S. dollars ("USD") using USD to Swiss franc ("CHF") exchange rates ranging from 0.781 to 0.967.

(7)
Mr. Rosa was the Company's Executive Vice President and Chief Financial Officer until January 9, 2012.

(8)
Mr. Rosa's salary was paid in CHF, but, for purposes of this table, converted into USD using CHF to USD exchange rates ranging from 0.781 to 0.967 for 2011, 0.967 to 1.131 for 2010 and 1.01 to 1.09 for 2009. The 2009 amount includes payment for accrued but unused vacation to Mr. Rosa in the amount of $37,692.

(9)
This amount includes a cost of living adjustment of $101,095, automobile allowance of $13,531, housing allowance of $189,437, vacation travel allowance, Swiss tax reimbursement on foreign assignment allowances of $179,217, dividends and dividend equivalents on time-based deferred units of $45,521, Company contributions to Mr. Rosa's Transocean Management Ltd. Pension Plan of $149,444, interest on accrued benefits in the Supplemental Savings Plan, and the fees paid for his club membership. The payments described above were paid in CHF but, for presentation in this table, converted into USD using CHF to USD exchange rates ranging from 0.781 to 0.967.

(10)
Mr. Deeming's salary was paid in CHF, but, for purposes of this table, converted into USD using CHF to USD exchange rates ranging from 0.781 to 0.967.

(11)
This amount represents a sign-on bonus paid in February 2011.

(12)
This amount includes a cost of living adjustment of $89,103, automobile allowance of $12,273, housing allowance of $174,960, vacation travel allowance, Swiss individual tax at source payments of $201,636, dividends and dividend equivalents on time-based deferred units of $31,822, relocation and moving expenses and reimbursements of $129,471, Company contributions to Mr. Deeming's Transocean Management Ltd. Pension Plan of $153,179, and the fees paid for his club membership. The payments described above were paid in CHF but, for presentation in this table, converted into USD using CHF to USD exchange rates ranging from 0.781 to 0.967.

(13)
Mr. Toma's salary was paid in CHF, but, for purposes of this table, converted into USD using CHF to USD exchange rates ranging from 0.781 to 0.967 for 2011 and 0.967 to 1.131 for 2010.

(14)
This amount includes a cost of living adjustment of $87,704, automobile allowance of $13,531, housing allowance of $189,437, vacation travel allowance of $11,328, Swiss individual tax at source payments of $174,108, dividends and dividend equivalents on time-based deferred units of $48,118, Company contributions to Mr. Toma's Transocean Management Ltd. Pension Plan of $105,318, relocation expenses and fees paid for his club membership. The payments described above were paid in CHF but, for presentation in this table, converted into USD using CHF to USD exchange rates ranging from 0.781 to 0.967.

(15)
Mr. Shaw was the Company's Vice President and Controller until January 25, 2012.

(16)
For January 2011 through November 2011, Mr. Shaw's salary was converted into USD using CHF to USD exchange rates ranging from 0.781 to 0.967. Effective December 1, 2011, Mr. Shaw transferred to our Houston, Texas office and was paid in USD.

(17)
This amount represents a one-time bonus in recognition of Mr. Shaw's accomplishments during his interim position as head of Investor Relations from May 2011 until July 2011.

(18)
This amount includes a cost of living adjustment of $50,230, automobile allowance of $12,430, housing allowance of $158,402, dependent education expenses of $183,723, vacation travel allowance, Swiss individual tax at source payments of $275,751, a tax reimbursement on Mr. Shaw's home country taxes, dividends and dividend equivalents on time-based deferred units of $19,605, relocation allowance of $175,000, and Company contributions to Mr. Shaw's Transocean Management Ltd. Pension Plan of $73,520. The payments described above were paid in CHF but, for presentation in this table, converted into USD using CHF to USD exchange rates ranging from 0.781 to 0.967.

(19)
Mr. Bobillier's salary was paid in CHF in 2011 and 2010, but, for purposes of this table, converted into USD using CHF to USD exchange rates ranging from 0.781 to 0.967 for 2011 and 0.967 to 1.131 for 2010. The 2009 amount includes payment for accrued but unused vacation to Mr. Bobillier in the amount of $123,952 and amounts paid in 2009 were paid in CHF or EUR but, for purposes of this table, converted into USD using exchange rates ranging from 1.06 to 1.09 for CHF to USD and 1.39 for EUR to USD.

(20)
This amount includes a cost of living adjustment of $87,991, automobile allowance of $13,531, housing allowance of $189,437, dependent education expenses of $47,105, vacation travel allowance, Swiss tax reimbursement on foreign assignment allowances of $176,431, dividends and dividend equivalents on time-based deferred units of $38,086, Company contributions to Mr. Bobillier's Transocean Management Ltd. Pension Plan of $133,470, and fees paid for his club membership. The payments described above were paid in CHF but, for purposes of this table, converted into USD using CHF to USD exchange rates ranging from 0.781 to 0.967.

(21)
The 2011 amount includes change in qualified pension benefits of $97,686 and non-qualified pension benefits of $421,345. The 2010 amount includes change in qualified pension benefits of $124,128 and non-qualified pension benefits of $272,067. The 2009 amount includes change in qualified pension benefits of $171,438 and non-qualified pension benefits of $522,705.

(22)
Mr. Brown retired from the Company on August 31, 2011 and received $166,667 in compensation subject to the terms of a consulting arrangement with the Company for the remainder of 2011. Amounts paid in 2011 also include severance payments of $500,000, a cost of living adjustment of $66,459, automobile allowance, housing allowance of $142,747, vacation travel allowance of $14,846, moving expenses of $14,431, Swiss income taxes of $195,867, individual tax at source payments of $712,904, tax equalization payments on Mr. Brown's home country taxes of $52,591, dividends and dividend equivalents on time-based deferred units of $18,991, Company contributions to Mr. Brown's Transocean U.S. Savings Plan of $14,700, interest on accrued benefits in the Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf and fees paid for his financial planning benefit and club membership. The cost of living adjustment, automobile and housing allowances and Swiss tax payments described above were paid in CHF but, for purposes of this table, converted into USD using CHF to USD exchange rates ranging from 0.781 to 0.967.

Grants of Plan-Based Awards for 2011

        The following table sets forth certain information concerning grants of plan-based awards for the year ended December 31, 2011 for the Named Executive Officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options(2) (#)
										Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven L. Newman			0	1,100,000	2,200,000
	2/10/2011								57,621	78.76	1,224,446
	2/10/2011	(4)				7,324	29,294	51,266			2,305,145
	2/10/2011						29,294				2,307,195
Ricardo H. Rosa			0	375,000	750,000
	2/10/2011								13,096	78.76	278,290
	2/10/2011	(4)				1,665	6,658	11,652			523,918
	2/10/2011						6,658				524,384
Nick Deeming			0	360,000	720,000
	2/07/2011						6,725				536,319
	2/10/2011								13,096	78.76	278,290
	2/10/2011	(4)				1,665	6,658	11,652			523,918
	2/10/2011						6,658				524,384
Ihab M. Toma			0	326,250	652,500
	2/10/2011								13,096	78.76	278,290
	2/10/2011	(4)				1,665	6,658	11,652			523,918
	2/10/2011						6,658				524,384
Robert Shaw			0	175,000	350,000
	2/10/2011								3,929	78.76	83,491
	2/10/2011	(4)				500	1,997	3,495			157,143
	2/10/2011						1,997				157,284
	12/01/2011						9,869				431,374
Arnaud A.Y. Bobillier			0	326,250	652,500
	2/10/2011								13,096	78.76	278,290
	2/10/2011	(4)				1,665	6,658	11,652			523,918
	2/10/2011						6,658				524,384

(1)
This column shows the amount of cash payable to the Named Executive Officers under our Performance Award and Cash Bonus Plan. For more information regarding our Performance Award and Cash Bonus Plan, including the performance targets used for 2011, see "Compensation Discussion and Analysis—Performance Award and Cash Bonus Plan."

(2)
This column shows the number of time-vested stock options granted to the Named Executive Officers under the LTIP. The options vest in one-third increments over a three-year period commencing on the anniversary of the date of grant.

(3)
This column represents the grant date fair value of these awards calculated in accordance with accounting standards for recognition of share-based payment awards.

(4)
The February 10, 2011 contingent deferred unit award is subject to a three-year performance period ending on December 31, 2013. The actual number of deferred units received will be determined in the first 60 days of 2014 and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Any earned shares will vest on December 31, 2013. For more information regarding the LTIP, including the performance targets used for 2011 and the contingent nature of the awards granted under the LTIP, please read, "Compensation Discussion and Analysis—Long-Term Incentive Plan."

 Outstanding Equity Awards at Year-End 2011

        The following table sets forth certain information with respect to outstanding equity awards at December 31, 2011 for the Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Share)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Steven L. Newman	17,248		$83.70	7/13/06	7/12/16
	17,248		$73.21	10/12/06	7/12/16
	27,728		$144.32	7/9/08	7/8/18
	37,344	18,666	$60.19	2/12/09	2/11/19
	21,225	42,450	$80.26	3/1/10	2/29/20
		57,621	$78.76	2/10/11	2/9/21
						29,294		1,124,597
									30,906	(3)	1,186,481
									29,294	(4)	1,124,597
Ricardo H. Rosa	9,705		$144.32	7/9/08	7/8/18
	16,290	8,146	$60.19	2/12/09	2/11/19
	5,896	11,792	$83.32	2/18/10	2/17/20
		13,096	$78.76	2/10/11	2/9/21
						8,366	(2)	321,171
						6,658		255,601
									8,585	(3)	329,578
									6,658	(4)	255,601
Nick Deeming		13,096	$78.76	2/10/11	2/9/21
						6,725		258,173
						6,658		255,601
									6,658	(4)	255,601
Ihab M. Toma	4,851	2,426	$72.51	8/17/09	8/16/19
	4,716	9,434	$83.32	2/18/10	2/17/20
		13,096	$78.76	2/10/11	2/9/21
						1,411		54,168
						6,275	(2)	240,897
						6,658		255,601
									6,868	(3)	263,663
									6,658	(4)	255,601
Robert Shaw		3,929	$78.76	2/10/11	2/9/21
						4,184	(2)	160,624
						1,997		76,665
						9,869		378,871
									1,997	(4)	76,665
Arnaud A.Y. Bobillier	14,788		$144.32	7/9/08	7/8/18
	20,363	10,182	$60.19	2/12/09	2/11/19
	5,896	11,792	$83.32	2/18/10	2/17/20
		13,096	$78.76	2/10/11	2/9/21
						6,275	(2)	240,897
						6,658		255,601
									8,585	(3)	596,743
									6,658	(4)	255,601
Eric B. Brown	16,637		$144.32	7/9/08	7/8/18
	30,545		$60.19	2/12/09	2/11/19
	17,688		$83.32	2/18/10	2/17/20
									4,557	(3)	174,943

(1)
For purposes of calculating the amounts in these columns, the closing price of our shares on the NYSE on December 30, 2011 of $38.39 was used.

(2)
Represents time-vested deferred unit retention awards granted on November 17, 2010. The awards vest in one-third increments over a three-year period on the anniversary of the date of grant.

(3)
Represents the February 18, 2010 contingent deferred unit award, which is subject to a three-year performance period ending on December 31, 2012. The actual number of deferred units received will be determined in the first 60 days of 2013 and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Any shares earned will vest on December 31, 2012. For more information regarding the LTIP, including the performance targets used for 2010 and the contingent nature of the awards granted under the LTIP, please read, "Compensation Discussion and Analysis—Long-Term Incentive Plan."

(4)
Represents the February 10, 2011 contingent deferred unit award, which is subject to a three-year performance period ending on December 31, 2013. The actual number of deferred units received will be determined in the first 60 days of 2014 and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Any shares earned will vest on December 31, 2013. For more information regarding the LTIP, including the performance targets used for 2011 and the contingent nature of the awards granted under the LTIP, please read, "Compensation Discussion and Analysis—Long-Term Incentive Plan."

Option Exercises and Shares Vested for 2011

        The following table sets forth certain information with respect to the exercise of options and the vesting of deferred units, as applicable, during 2011 for the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Steven L. Newman	0	0	1,713		133,785
Ricardo H. Rosa	0	0	4,183		205,553
Nick Deeming	0	0	0		0
Ihab M. Toma	0	0	4,548		234,015
Robert Shaw	0	0	2,091		102,752
Arnaud A.Y. Bobillier	0	0	3,137		154,152
Eric B. Brown	0	0	9,450	(1)	632,914

(1)
Includes 5,342 shares with an aggregate value of $298,511 that vested on August 31, 2011, in connection with Mr. Brown's retirement from the Company.

Pension Benefits for 2011

        We maintain the following pension plans for executive officers and other employees that provide for post-retirement income based on age and years of service:

  •
  Transocean U.S. Retirement Plan,

  •
  Transocean Pension Equalization Plan,

  •
  Transocean International Retirement Plan, and

  •
  Transocean Management Ltd. Pension Plan.

        The following table and narrative disclosure set forth certain information with respect to pension benefits payable to the Named Executive Officers pursuant to these plans:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During 2011 ($)
Steven L. Newman	Transocean U.S. Retirement Plan	18	471,641	0
	Transocean Pension Equalization Plan	18	2,601,031	0
Ricardo H. Rosa	Transocean International Retirement Plan	12	571,318	0
	Transocean Management Ltd. Pension Plan	3	619,152	0
Nick Deeming	Transocean Management Ltd. Pension Plan	1	117,128	0
Ihab M. Toma	Transocean Management Ltd. Pension Plan	2	376,203	0
Robert Shaw	Transocean Management Ltd. Pension Plan	1	107,947	0
Arnaud A. Y. Bobillier	Transocean International Retirement Plan	3	411,637	0
	Transocean Management Ltd. Pension Plan	3	808,979	0
Eric B. Brown	Transocean U.S. Retirement Plan	17	2,182,042	0
	Transocean Pension Equalization Plan	17	471,641	0

Transocean U.S. Retirement Plan

        The Transocean U.S. Retirement Plan is a tax-qualified pension plan funded through cash contributions made by the Company based on actuarial valuations and regulatory requirements. Messrs. Newman and Brown were the Named Executive Officers in 2011 who have historically participated in this plan. The purpose of the plan is to provide post-retirement income benefits to employees in recognition of their long-term service to the Company. Employees working for the Company in the U.S. are fully vested after completing five years of eligible employment. Benefits available to the Named Executive Officers are no greater than those offered to non-executive participants. Employees earn the right to receive a benefit upon retirement at the normal retirement age of 65 or upon early retirement (age 55 or older). The plan was amended effective January 1, 2009 to eliminate the 30-year lifetime cap on credited service.

        Credited service under the plan includes all periods of employment after June 30, 1993, except for such periods when an employee does not meet eligibility requirements under the plan.

        The following elements of executive compensation are included in computing the retirement benefit: base salary, non-equity incentive plan compensation and special performance cash bonuses. Retirement benefits are calculated as (1) the product of (A) each year of an employee's credited service, times (B) 2.00%, times (C) the final average earnings, minus (2) the product (also referred to as the "Offset") of (A) each year of an employee's credited service, times (B) 0.65%, times (C) the final average social security earnings. However, the Offset cannot be greater than one-half of the gross benefit, calculated using the lesser of the final average earnings and final average social security earnings.

        If the employee elects to retire between the ages of 55 and 64, the amount of benefits is reduced; actuarial reduction factors are applied to his or her "gross benefit" and his or her final average social security earnings offset to allow for the fact that his or her benefit will start earlier than "normal" and will, therefore, be paid for a longer period of time.

        Mr. Brown met the eligibility requirements for "early retirement" under the plan. The gross benefit is reduced 2% per year for the first five years and 6% per year for the next five years that the early retirement date precedes the normal retirement date. The offset benefit is reduced 6.67% per year for the first five years and 3.33% per year for the next five years that the early retirement date precedes the normal retirement date.

        Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2011. The present value of these benefits was calculated based on assumptions used in the Company's financial statements for 2011. The key assumptions used were:

Discount rate:	4.73%
Mortality Table:	2012-PPA
Form of Payment:	Joint & 50% Survivor Annuity
Compensation:	Base Salary + Non-Equity Incentive Plan Compensation
Retirement Age:	62

Transocean Pension Equalization Plan

        Officers, including each of the Named Executive Officers, are eligible to receive a benefit from the Company's nonqualified, unfunded, noncontributory Pension Equalization Plan ("PEP") if the level of their compensation would otherwise cause them to exceed the Internal Revenue Code compensation limitations imposed on the Transocean U.S. Retirement Plan. The purpose of this plan is to recognize an executive's service to the Company and provide supplemental post-retirement income to those individuals. Benefits are payable upon a participant's termination of employment, or six months after termination in the case of certain officers.

        The following forms of compensation are used to calculate the supplemental benefit: base salary, non-equity incentive plan compensation and special performance cash bonuses. Benefits are not earned until the individual has five years of credited service with the Company. Mr. Brown was eligible to receive "early retirement" benefits under the PEP. The formula used to calculate the plan benefit is the same as that which is used to calculate benefits under the Transocean U.S. Retirement Plan; however, earnings are not limited to the pay cap under Internal Revenue Code Section 401(a)(17) ($245,000 in 2011). The accrued benefit of certain individuals as of December 31, 2008 attributable to the legacy Transocean Supplemental Retirement Plan will be calculated using the interest rate in the Supplemental Retirement Plan, which was the annual interest rate equal to the yield on a new 7-12 year AA-rated general obligation tax-exempt bond as determined by Merrill Lynch & Co. (or its affiliates) and published in The Wall Street Journal.

        Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2011. The present value of these benefits was calculated based on assumptions used in the Company's financial statements for 2011. The key assumptions are:

Interest Rate:	3.89%
Mortality Table:	2012-417(e)
Form of Payment:	Lump Sum
Lump Sum Rate:	2.39%
Compensation:	Base Salary + Non-Equity Incentive Plan Compensation
Retirement Age:	62

Transocean International Retirement Plan

        The Company maintains the Transocean International Retirement Plan, a nonqualified, defined contribution plan, for its non-U.S. citizen employees who accept international assignments and have completed at least one full calendar month of service. Eligibility in the plan is based on residency outside of the U.S. Messrs. Rosa and Bobillier were the Named Executive Officers in 2011 who held accrued benefits in this plan; however, none of the Named Executive Officers in 2011 actively participated in this plan. The plan is funded through cash contributions by the Company as a percentage of compensation along with voluntary contributions by employees, which are limited to 15% of the employee's base pay. Current Company contribution levels are as follows:

Service	Company Match
< 5 years	4.5%
5 - 9 years	5.0%
10 - 14 years	5.5%
15 - 19 years	6.0%
20+ years	6.5%

        Contributions are based on a participant's compensation (regular pay, non-equity cash incentive pay and special performance cash awards). The normal retirement age under the plan is age 60; however, participants who are age 50 or older, and who are vested with two or more years of service, may upon termination or retirement, elect to receive a lump sum or an annuity based on the full cash value of the participant's retirement account. If a participant retires with less than two years of service, the participant will only be entitled to receive benefits under the plan based on the accumulated value of his voluntary employee contributions.

Transocean Management Ltd. Pension Plan

        The Company maintains the Transocean Management Ltd. Pension Plan, a nonqualified, defined contribution plan, for its non-U.S. citizen employees who relocate to Switzerland. Messrs. Rosa, Bobillier, Toma, Deeming and Shaw were the Named Executive Officers in 2011 who participated in this plan. The plan is funded through cash contributions by the Company as a percentage of compensation along with contributions by employees. Mandatory contributions by the employees are 6% of pensionable salary. Additional voluntary contributions are permitted but these contributions do not generate any additional match by the Company. Current Company contribution levels are as follows:

Age	Company Match
24	10%
34	12%
44	14%
54	16%

        Contributions are based on a participant's annual salary. Regular retirement age under the plan is age 65 for men and 64 for women, as is customary in Switzerland.

 Nonqualified Deferred Compensation for 2011

        The following table and narrative disclosure set forth certain information with respect to nonqualified deferred compensation payable to the Named Executive Officers. All nonqualified deferred compensation plan benefits are payable in cash from the Company's general assets.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Steven L. Newman	0	0	1,198	0	37,625
Ricardo H. Rosa	0	0	148	0	4,642
Nick Deeming	0	0	0	0	0
Ihab M. Toma	0	0	0	0	0
Robert Shaw	0	0	0	0	0
Arnaud A.Y. Bobillier	0	0	0	0	0
Eric B. Brown	0	0	2,072		65,043

(1)
The Transocean U.S. Supplemental Savings Plan was frozen as of December 31, 2008. Accordingly, no new participants were added in 2011. The balances under the plan will continue to accrue interest and remain in the plan until the participant leaves the Company.

(2)
Represents earnings in 2011 on balances in the Transocean U.S. Supplemental Savings Plan.

(3)
Represents balances as of December 31, 2011 in the Transocean U.S. Supplemental Savings Plan.

Transocean U.S. Supplemental Savings Plan

        The Named Executive Officers and certain other highly compensated employees as of December 31, 2008 were eligible to participate in the nonqualified, unfunded Transocean U.S. Supplemental Savings Plan if the level of their base salaries would otherwise cause them to exceed the contribution limits imposed by the Internal Revenue Code on the Transocean U.S. Savings Plan. Base pay is used to calculate the benefit. The Company maintains on its books an account for each participant to whom it credits (1) the amount of any Company matching contributions which are not paid to the Transocean U.S. Savings Plan due to limitations of the Internal Revenue Code, plus (2) earned interest. This interest is credited at the end of each calendar quarter and is calculated as a sum that is equal to the average balance for the quarter multiplied by one-fourth of the annual prime rate for corporate borrowers quoted by The Federal Reserve Statistical Release at the beginning of the quarter. The participant's supplemental savings benefit equals the balance recorded in his account. A participant receives a single lump sum payment of the balance at the time of such participant's termination, or six months after termination in the case of certain officers. A participant may not receive a distribution or make any withdrawals prior to such participant's termination. On December 31, 2008, the Transocean U.S. Supplemental Savings Plan was frozen. No further benefits will accrue under the plan after December 31, 2008.

Potential Payments Upon Termination or Change of Control

        The following tables and narrative disclosure set forth, as of December 31, 2011, certain information with respect to compensation that would be payable to the Named Executive Officers, other than Mr. Brown, upon a variety of termination or change of control scenarios. Both Mr. Brown and Mr. Bobillier announced their retirement from the Company and entered into an agreement with the Company prior to December 31, 2011. As a result, tables reflecting the actual benefits relating to their departures from the Company follow the table for the other Named Executive Officers. As of December 31, 2011, the Named Executive Officers still serving as officers of the Company were eligible for the executive severance benefit policy.

	Mr. Newman ($)	Mr. Rosa ($)	Mr. Deeming ($)	Mr. Toma ($)	Mr. Shaw ($)
I. Involuntary Not-for-Cause Termination
Cash Severance Payment(1)	1,100,000	683,616	656,478	594,933	350,000
Non-Equity Incentive Plan Compensation(1)	686,794	—	282,635	280,490	—
Outplacement Services(1)	55,000	34,181	32,824	29,747	17,500
Pension Equalization Plan(2)	2,601,031	—	—	—	—
Equity Incentive Plan Compensation under the LTIP
Vested Stock Options	—	—	—	—	—
Unvested Stock Options(3)	—	—	—	—	—
Performance-Based Deferred Units(4)	1,117,051	292,839	78,508	249,999	23,533
Time-Based Deferred Units(5)	1,124,597	576,771	513,773	550,666	616,160
Supplemental Savings Plan(6)	37,625	4,642	—	—	—
Total Involuntary Not-for-Cause Severance Potential Payments	6,722,098	1,592,049	1,564,218	1,705,835	1,007,193

(1)
Any involuntary not-for-cause termination as of December 31, 2011 would have been calculated under the executive severance benefit and the Performance Award and Cash Bonus Plan.

(2)
The amount of PEP benefits included in the table for Mr. Newman represents the present value of those benefits which would not have been payable as of December 31, 2011 but would be payable once he reaches 55 years of age.

(3)
The terms and conditions of the non-qualified option awards provide that upon an involuntary convenience of the Company termination, any unvested options terminate as of the date of termination.

(4)
The performance-based deferred units ("CDUs") are based upon the achievement of a performance standard over a three-year period. The determination period for a portion of the CDUs ends on December 31, 2012 and the determination period for the remaining CDUs ends on December 31, 2013. The actual number of deferred units received will be determined in the first 60 days of 2013 of 2014, as applicable, and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Upon an involuntary convenience of the Company termination, the Named Executive Officers would receive a pro-rata portion of the CDUs. The pro-rata portion of the CDUs is determined by multiplying the number of CDUs which would have otherwise been earned had the Named Executive Officer's employment not been terminated by a fraction, the numerator of which is the number of calendar days he was employed during the performance cycle after the grant date and the denominator of which is the total number of calendar days in the performance cycle after the grant date.

(5)
The time-based deferred units ("DUs") are awards that vest in equal installments over three years, on the first, second and third anniversaries of the date of grant. Upon an involuntary convenience of the Company termination, all of the DUs would vest.

(6)
Each Named Executive Officer's supplemental savings plan benefit is equal to the balance, which includes interest, recorded in his account as of December 31, 2011. Each Named Executive Officer is eligible to receive a single lump sum payment of the balance after a six-month waiting period after his termination. A participant may not receive a distribution or make any withdrawals prior to his termination.

	Mr. Newman ($)	Mr. Rosa ($)	Mr. Deeming ($)	Mr. Toma ($)	Mr. Shaw ($)
II. Voluntary Termination
Pension Equalization Plan(1)	2,601,031	—	—	—	—
Equity Incentive Plan Compensation under the LTIP
Vested Stock Options	—	—	—	—	—
Unvested Stock Options	—	—	—	—	—
Performance-Based Deferred Units	—	—	—	—	—
Time-Based Deferred Units	—	—	—	—	—
Supplemental Savings Plan(2)	37,625	4,642	—	—	—
Total Voluntary Termination Potential Payments	2,638,656	4,642	—	—	—

(1)
The amount of PEP benefits included in the table for Mr. Newman represents the present value of those benefits which would not have been payable as of December 31, 2011 but would be payable once he reaches 55 years of age.

(2)
Each Named Executive Officer would be eligible to receive the same supplemental savings plan payments as contemplated under the "I. Involuntary Not-for-Cause Termination" scenario described above.

	Mr. Newman ($)	Mr. Rosa ($)	Mr. Deeming ($)	Mr. Toma ($)	Mr. Shaw ($)
III. Retirement
Non-Equity Incentive Plan Compensation	686,794	—	282,635	280,490	—
Pension Equalization Plan(1)	2,601,031	—	—	—	—
Equity Incentive Plan Compensation under the LTIP
Vested Stock Options	—	—	—	—	—
Unvested Stock Options	—	—	—	—	—
Performance-Based Deferred Units(2)	1,117,051	292,839	78,508	249,999	23,533
Time-Based Deferred Units	—	—	—	—	—
Supplemental Savings Plan(3)	37,625	4,642	—	—	—
Total Retirement Potential Payments	4,442,501	297,481	361,143	530,489	23,533

(1)
Mr. Newman had not reached at least 55 years of age as of December 31, 2011 and was therefore not eligible for early retirement or normal retirement (age 65) under the PEP. The amount of PEP benefits included in the table for Mr. Newman represents the present value of those benefits which would not have been payable as of December 31, 2011 but would be payable once he reaches 55 years of age.

(2)
The treatment of CDU awards upon retirement would be the same as the treatment described under "II. Voluntary Termination" above.

(3)
Each Named Executive Officer would be eligible to receive the same supplemental savings plan payments as contemplated under the "I. Involuntary Not-for-Cause Termination" scenario described above.

        The following table describes payments and other benefits to Messrs. Brown and Bobillier, who ceased being executive officers of the Company prior to December 31, 2011, in connection with their retirement from employment with the Company effective August 31, 2011 and June 30, 2012, respectively.

Retirement Payments and Benefits	Mr. Brown ($)	Mr. Bobillier ($)
Non-Equity Incentive Plan Compensation(1)	157,813	—
Pension Equalization Plan(2)	2,182,042	—
Equity Incentive Plan Compensation under the LTIP(3)
2011 Stock Options	—	—
2010 Stock Options	—	—
2009 Stock Options	—	—
2011 Contingent Deferred Unit Award(4)	—	122,579
2010 Contingent Deferred Unit Award(4)	174,943	271,648
2009 Contingent Deferred Unit Award(4)	—	—
2011 Deferred Unit Award	—	255,601
2010 Deferred Unit Award	298,511	240,897
Supplemental Savings Plan(2)	65,043	—
Total Retirement Payments and Benefits	2,878,352	890,725

(1)
Pursuant to the terms of his retirement, Mr. Brown had the opportunity to receive a pro rata performance award for the 2011 performance period. The extent to which a performance award shall be deemed to have been earned shall be determined by multiplying the amount of the performance award that would have earned had Mr. Brown not retired by a fraction, the numerator of which is the number of full calendar months Mr. Brown was employed during the performance period and the denominator of which is the total number of calendar months during the performance period. The grant of a performance award was subject to achievement by the Company of certain performance measures and the discretion of the Executive Compensation Committee. Mr. Brown's target bonus opportunity was 100% of his base salary at the time he retired.

(2)
Estimated amount to be paid in a lump sum. The payment of these amounts was deferred until March 2012 to comply with Section 409A of the Internal Revenue Code and applicable Treasury authorities.

(3)
In February 2011, the Committee provided for the vesting of Mr. Brown's unvested DUs and stock options at the date of his retirement. In November 2011, the Committee provided for the vesting of Mr. Bobillier's unvested DUs at the date of his retirement and for his stock options to continue to vest pursuant to their original vesting schedule. The amounts listed are based on the closing price of the Company's shares on the NYSE on December 31, 2011, which was $38.39 and represent the value of awards that would have been forfeited but for the action of the Executive Compensation Committee.

(4)
Based on the target (100%) payout. The actual number of CDUs received will be determined after the end of the applicable performance cycle and is contingent on the Company's performance in Total Shareholder Return relative to the Performance Peer Group. In February 2012, the Committee determined that the payout for the 2009 CDU Award was zero.

	Mr. Newman ($)	Mr. Rosa ($)	Mr. Deeming ($)	Mr. Toma ($)	Mr. Shaw ($)
IV. Termination in Connection with a Change of Control
Cash Severance Payment(1)	1,100,000	683,616	656,478	594,966	350,000
Non-Equity Incentive Plan Compensation(1)	686,794	—	282,635	280,490	—
Outplacement Services(1)	55,000	34,181	32,849	29,747	17,500
Pension Equalization Plan	2,601,031	—	—	—	—
Equity Incentive Plan Compensation under the LTIP
Vested Stock Options	—	—	—	—	—
Unvested Stock Options(2)	—	—	—	—	—
Performance-Based Deferred Units(3)	3,353,328	585,179	255,601	519,263	76,665
Time-Based Deferred Units(2)	1,124,597	576,771	513,773	550,666	616,160
Supplemental Savings Plan(4)	37,625	4,642	—	—	—
Total Change of Control Termination Potential Payments	8,958,375	1,884,389	1,741,336	1,975,132	1,060,325

(1)
Any termination in connection with a change of control as of December 31, 2011 would have been calculated under the executive severance benefit and the Performance Award and Cash Bonus Plan.

(2)
The unvested portions of the stock options and DUs vest immediately upon a change of control termination.

(3)
Each Named Executive Officer is entitled to the number of CDUs equal to the target award upon a change of control.

(4)
Each Named Executive Officer would be eligible to receive the same supplemental savings plan payments as contemplated under the "I. Involuntary Not-for-Cause Termination" scenario described above.

	Mr. Newman ($)	Mr. Rosa ($)	Mr. Deeming ($)	Mr. Toma ($)	Mr. Shaw ($)
V. Death
Non-Equity Incentive Plan Compensation(1)	686,794	—	282,635	280,490	—
U.S. Pension Equalization Plan	1,551,603	—	—	—	—
Equity Incentive Plan Compensation under our LTIP
Vested Stock Options	—	—	—	—	—
Unvested Stock Options(2)	—	—	—	—	—
Performance-Based Deferred Units(3)	1,117,051	292,839	78,508	249,999	23,533
Time-Based Deferred Units(2)	1,124,597	576,771	513,773	550,666	616,160
Supplemental Savings Plan(4)	37,625	4,642	—	—	—
Life Insurance Proceeds(5)	1,000,000	2,420,000	2,323,200	2,105,400	1,000,000
Total Death Potential Payments	5,517,670	3,294,252	3,198,116	3,186,555	1,639,693

(1)
Each Named Executive Officer's beneficiary would receive the pro rata share of the deceased's targeted non-equity incentive plan compensation for 2011. If the Named Executive Officer died on December 31, 2011, then this pro rata share would be equal to 100% of such Named Executive Officer's targeted non-equity compensation for 2011.

(2)
The unvested portions of the stock options and DUs vest immediately upon death.

(3)
The beneficiary of each Named Executive Officer is entitled to a pro-rata portion of CDUs upon such Named Executive Officer's death.

(4)
Each Named Executive Officer would be eligible to receive the same supplemental savings plan payments as contemplated under the "I. Involuntary Not-for-Cause Termination" scenario described above.

(5)
We provide each of our Named Executive Officers with a life insurance benefit equal to four times covered annual earnings, capped at a maximum of $1,000,000 for employees paid in U.S. dollars.

	Mr. Newman ($)	Mr. Rosa ($)	Mr. Deeming ($)	Mr. Toma ($)	Mr. Shaw ($)
VI. Disability
Non-Equity Incentive Plan Compensation(1)	686,794	—	282,635	280,490	—
U.S. Pension Equalization Plan	2,601,031	—	—	—	—
Equity Incentive Plan Compensation under our LTIP
Vested Stock Options	—	—	—	—	—
Unvested Stock Options(2)	—	—	—	—	—
Performance-Based Deferred Units(3)	1,117,051	292,839	78,508	249,999	23,533
Time-Based Deferred Units(2)	1,124,597	576,771	513,773	550,666	616,160
Supplemental Savings Plan(1)	37,625	4,642	—	—	—
Disability Benefits(4)	—	—	—	—	—
Total Disability Potential Payments	5,567,098	874,252	874,916	1,080,155	639,693

(1)
Each of the potential non-equity incentive plan compensation and supplemental savings plan payments under this "VI. Disability" scenario would be the same as contemplated under the "V. Death" scenario described above.

(2)
The unvested portions of the stock options and DUs vest immediately upon disability.

(3)
Each Named Executive Officer is entitled to a pro-rata portion of the CDUs upon disability.

(4)
None of our Named Executive Officers is eligible for any disability benefits beyond those benefits that are available generally to all of our salaried employees. The standard disability benefits that our Named Executive Officers would receive in the event of their disability are described under "Compensation Discussion and Analysis—Other Benefits."

CERTAIN TRANSACTIONS

        Our former director W. Richard Anderson is the Chief Financial Officer of Eurasia Drilling Company Limited ("EDC"). We sold an entity that owns the rig Trident 20 to EDC in February 2011, prior to Mr. Anderson's departure from the Board. The transaction resulted in a payment by the EDC entity to us of approximately $259 million. We continued to operate the Trident 20 under a bareboat charter through May 2011 and paid approximately $13 million in bareboat charter charges.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information concerning securities authorized for issuance under our equity compensation plans as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	1,423,160	$76.93	14,550,701
Equity compensation plans not approved by security holders(2)(3)	—	—	—

Total	1,423,160	$76.93	14,550,701

(1)
Restricted shares and deferred units are included in the awards we may grant under the LTIP, and 2,355,787 shares are available for future issuance pursuant to grants of restricted shares and deferred units.

(2)
Does not include 335,386 shares to be issued upon the exercise of options with a weighted average exercise price of $44.20 that were granted under (a) equity compensation plans of GlobalSantaFe Corporation assumed by us in connection with our merger with GlobalSantaFe, (b) the Sedco Forex Option plan assumed by us in connection with our merger with Sedco Forex Holding Limited, and (c) equity compensation plans of R&B Falcon Corporation assumed by us in connection with our merger with R&B Falcon (collectively, the "Assumed Plans"). No new awards will be granted under the Assumed Plans.

(3)
Does not include any shares that may be distributed under our deferred compensation plan, which has not been approved by our shareholders. Under this plan, our directors could defer any fees or retainers by investing those amounts in Transocean Inc. ordinary share equivalents or in other investments selected by the administrative committee. Amounts that are invested in the share equivalents at the time of distribution are distributed in ordinary shares. After December 31, 2005, no further deferrals may be made under the plan. As of the time immediately prior to our merger with GlobalSantaFe, our directors had purchased 30,490 Transocean Inc. ordinary share equivalents under this plan. Each of the share equivalents was reclassified into 0.6996 share equivalents and $33.03 cash. Fractional share equivalents were paid in cash. The total cash consideration was used to purchase additional share equivalents using the closing price for Transocean Inc. ordinary shares on November 27, 2007. As a result of the Redomestication, each Transocean Inc. ordinary share equivalent was exchanged for a Transocean Ltd. share equivalent. For the years ended December 31, 2010 and December 31, 2011, our directors held 28,748 and 11,798 share equivalents under the plan, respectively.

 AGENDA ITEM 4

        Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2012 and Reelection of Ernst & Young Ltd., Zurich, as the Company's Auditor Pursuant to the Swiss Code of Obligations for a Further One-Year Term

 Proposal

        The Board of Directors proposes that Ernst & Young LLP be appointed as the Company's independent registered public accounting firm for fiscal year 2012 and Ernst & Young Ltd., Zurich, be reelected as the Company's auditor pursuant to the Swiss Code of Obligations for a further one-year term, commencing on the day of election at the 2012 annual general meeting and terminating on the day of the 2013 annual general meeting.

        Representatives of Ernst & Young LLP and Ernst & Young Ltd. will be present at the annual general meeting, will have the opportunity to make a statement and will be available to respond to questions you may ask. Information regarding the fees paid by the Company to Ernst & Young appears below.

Voting Requirement to Approve Proposal

        The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions or blank or invalid ballots.

Recommendation

        Our Board of Directors recommends a vote "FOR" the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year 2012 and the election of Ernst & Young Ltd., Zurich, as the Company's auditor pursuant to the Swiss Code of Obligations for a further one-year term, commencing on the day of election at the 2012 annual general meeting and terminating on the day of the 2013 annual general meeting.

FEES PAID TO ERNST & YOUNG

        Audit Fees for Ernst & Young LLP and its affiliates for each of the fiscal years 2011 and 2010 and Audit-Related Fees, Tax Fees and Total of All Other Fees for services rendered in 2011 and 2010 are as follows, as described below:

	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	Total of All Other Fees(4)
Fiscal year 2011	$6,746,890	$484,470	$597,413	$2,993
Fiscal year 2010	$5,933,736	$565,112	$877,469	$6,012

(1)
The audit fees include those associated with our annual audit, reviews of our quarterly reports on Form 10-Q, statutory audits of our subsidiaries, services associated with documents filed with the SEC and audit consultations.

(2)
The audit related fees include services in connection with accounting consultations, employee benefit plan audits and attest services related to financial reporting.

(3)
Tax fees were for tax preparation, tax compliance and tax advice, including tax services related to our expatriate program.

(4)
All other fees were for other publications and subscription services.

 Audit Committee Pre-Approval of Audit and Non-Audit Services

        The Audit Committee pre-approves all auditing services, review or attest engagements and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee has considered whether the provision of services rendered in 2011 other than the audit of our financial statements and reviews of quarterly financial statements was compatible with maintaining the independence of Ernst & Young LLP and determined that the provision of such services was compatible with maintaining such independence.

        The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services performed by the independent registered public accounting firm. The policy requires advance approval by the Audit Committee of all audit and non-audit work; provided, that the Chairman of the Audit Committee may grant pre-approvals of audit or non-audit work so long as such pre-approvals are presented to the full Audit Committee at its next scheduled meeting. Unless the specific service has been previously pre-approved with respect to the 12-month period following the advance approval, the Audit Committee must approve a service before the independent registered public accounting firm is engaged to perform the service. The Audit Committee has given advance approval for specified audit, audit-related and tax services for 2012. Requests for services that have received this pre-approval are subject to specified fee or budget restrictions as well as internal management controls.

AGENDA ITEM 5.

Advisory Vote on Executive Compensation

Proposal

        As required by Section 14A of the Securities Exchange Act, the Board of Directors proposes that shareholders be provided with an advisory vote on the compensation of the Company's Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement, and that the same be approved.

        At the Company's 2011 Annual General Meeting of Shareholders, the Company's shareholders voted on a proposal regarding the frequency of holding advisory votes on executive compensation. The shareholders approved, on an advisory basis, an annual advisory vote on compensation for the Company's named executive officers. In light of this result, the Board of Directors determined that the Company will hold an advisory vote on executive compensation every year until the next shareholder vote on the frequency of holding advisory votes on executive compensation, which, in accordance with applicable law, will occur no later than the Company's annual general meeting of shareholders in 2017.

        The proposed shareholder resolution is as follows:

        RESOLVED, that the compensation of the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and narrative disclosure in the proxy statement for the Company's 2012 annual general meeting of shareholders is hereby APPROVED.

Explanation

        The Company is presenting this proposal to give you as a shareholder the opportunity to endorse or not endorse the Company's compensation program for Named Executive Officers by voting for or against the above resolution.

        Our compensation program for our Named Executive Officers is designed to reward performance that creates long-term shareholder value for the Company's shareholders through the following features, which are discussed in more detail in our Compensation Discussion and Analysis:

  •
  annual cash bonuses based on performance as measured against pre-determined performance goals;

  •
  a compensation mix weighted toward long-term incentives to allow our Named Executive Officers to participate in the long-term growth and profitability of the Company;

  •
  long-term incentives include fully contingent deferred units that vest based on total shareholder return compared to the companies in our performance peer group;

  •
  median pay positioning for target performance, above median pay for above target performance, and below median pay for below target performance; and

  •
  a stock ownership policy that requires our executive officers to build and maintain a minimum equity stake in the Company to help align our executive officers' interests with the long-term interests of our shareholders.

        While our Board of Directors intends to carefully consider the results of the shareholder vote on the proposal, the final vote will not be binding on us and is advisory in nature. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and address them in making future decisions about our executive compensation programs.

 Voting Requirement to Approve Advisory Proposal

        The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions, broker non-votes or blank or invalid ballots.

Recommendation

        The Board of Directors recommends that you vote "FOR" approval of the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosure in the proxy statement for the Company's 2012 annual general meeting of shareholders.

 OTHER MATTERS

Compensation Committee Interlocks and Insider Participation

        The members of the Executive Compensation Committee of the Board of Directors during 2011 were Edward R. Muller, Chairman, Martin B. McNamara, Robert M. Sprague and Tan Ek Kia. There are no matters relating to interlocks or insider participation that we are required to report.

Section 16(a) Beneficial Ownership Reporting Compliance

        Federal securities laws require the Company's executive officers and directors, and persons who own more than ten percent of the Company's shares, to file initial reports of ownership and reports of changes in ownership of the Company's equity securities with the Securities and Exchange Commission. Based solely on a review of such reports furnished to the Company and written representations that no report on Form 5 was required for 2011, the Company believes that no director, officer or beneficial owner of more than ten percent of the Company's shares failed to file a report on a timely basis in 2011.

Solicitation of Proxies

        The accompanying proxy is being solicited on behalf of the Board of Directors. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by us. We have retained Innisfree M&A Incorporated (New York) for a fee of $15,000, plus expenses, to aid in the solicitation of proxies. Proxies may be solicited by personal interview, mail, telephone, facsimile, Internet or other means of electronic distribution by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

Householding

        The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

        As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that shareholder should contact their broker or send a request to Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, Texas 77046. We will deliver, promptly upon written or oral request to Investor Relations, a separate copy of the 2011 Annual Report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

Proposals of Shareholders

        Shareholder Proposals in the Proxy Statement.    Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to our 2013 annual general meeting, your proposals must be received at our principal executive offices c/o Transocean Management Ltd., 10 Chemin de Blandonnet, CH-1214 Vernier,

Switzerland by no later than December 8, 2012. However, if the date of the 2013 annual general meeting changes by more than 30 days from the anniversary of the 2012 annual general meeting, the deadline is a reasonable time before we begin to print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q, in a Current Report on Form 8-K or in another communication to you. Shareholder proposals must also be otherwise eligible for inclusion.

        Shareholder Proposals and Nominations for Directors to Be Presented at Meetings.    If you desire to bring a matter before an annual general meeting and the proposal is submitted outside the process of Rule 14a-8, you must follow the procedures set forth in our Articles of Association. Our Articles of Association provide generally that, if you desire to propose any business at an annual general meeting (including the nomination of any director), you must give us written notice at least 30 calendar days prior to the anniversary date of the proxy statement in connection with Transocean's last annual general meeting of shareholders; provided, however, that if the date of the annual general meeting of shareholders is more than 15 days before or 30 days after the anniversary date of the last annual general meeting of shareholders, such request must instead be made by the tenth day following the date on which we have made public disclosure of the date of the annual general meeting of shareholders. The deadline under our Articles of Association for submitting proposals will be March 7, 2013 for the 2013 annual meeting unless it is more than 15 days before or 30 days after May 18, 2013. The request must specify the relevant agenda items and motions, together with evidence of the required shareholdings recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the SEC.

        If you desire to nominate directors to be presented at an annual general meeting, you must give us written notice within the time period described in the preceding paragraph. If you desire to nominate directors to be presented at an extraordinary general meeting at which the Board of Directors has determined that directors will be elected, you must give us written notice by the close of business on the tenth day following our public disclosure of the meeting date. Notice for the nomination of directors at any general meeting must set forth:

  •
  your name and address and the name and address of the person or persons to be nominated;

  •
  a representation that you are a holder of record of our shares entitled to vote at the meeting or, if the record date for the meeting is subsequent to the date required for that shareholder notice, a representation that you are a holder of record at the time of the notice and intend to be a holder of record on the date of the meeting and, in either case, setting forth the class and number of shares so held, including shares held beneficially;

  •
  a representation that you intend to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice;

  •
  a description of all arrangements or understandings between you and each nominee you propose and any other person or persons under which the nomination or nominations are to be made by you;

  •
  any other information regarding each nominee you propose that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

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  the consent of each nominee to serve as a director if so elected.

        The Board of Directors may refuse to transact any business or to acknowledge the nomination of any person if you fail to comply with the foregoing procedures. You may obtain a copy of our Articles of Association and Organizational Regulations, in which these procedures are set forth, upon written request to our Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TRANSOCEAN LTD. TURMSTRASSE 30 CH-6300 ZUG, SWITZERLAND M42718-TBD TRANSOCEAN LTD. If you do not provide specific voting instructions, your voting rights will be exercised in the manner proposed by the Board of Directors, "FOR" proposals 1-2 and 4-5, "FOR" each director nominee listed in proposal 3 and Transocean will act as your proxy. Abstain Against For 1. Approval of the 2011 Annual Report, including the consolidated financial statements of Transocean Ltd. for fiscal year 2011 and the statutory financial statements of Transocean Ltd. for fiscal year 2011. ! ! ! Abstain For Against ! ! ! ! ! ! 4. Appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2012 and reelection of Ernst & Young Ltd., Zurich, as the Company's auditor for a further one-year term. 2. Appropriation of available earnings for fiscal year 2011. 3. Election of three directors as follows; reelection of two directors as follows (please mark the boxes next to each nominee): ! ! ! Election of the following new Class I Directors for a three-year term: 5. Advisory vote on executive compensation. ! ! ! No Yes 3a. Glyn Barker ! ! The signatory appoints Transocean as proxy. ! ! ! 3b. Vanessa C.L. Chang; and ! ! The signatory appoints the Independent Representative, Rainer Hager, as proxy. ! ! ! 3c. Chad Deaton ! ! The signatory will personally attend the Meeting to vote all shares the signatory is entitled to vote at the meeting. Reelection of the following Class I Directors for a three-year term: ! ! ! 3d. Edward R. Muller; and ! ! ! 3e. Tan Ek Kia In the event of other agenda items or proposals during the Meeting on which voting is permissible under Swiss law, Transocean or the Independent Representative, as applicable, will vote the shares in accordance with the respective recommendation of the Board of Directors. The signature on this Proxy Card should correspond exactly with the shareholder's name as printed above. In the case of joint tenancies, co-executors, or co-trustees, each should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Transocean Ltd. Admission Card If you choose to personally attend and exercise your voting rights at the Transocean Ltd. Annual General Meeting on May 18, 2012 at 4 p.m., Swiss time, at the Lorzensaal Cham, Dorfplatz 3, CH-6330 Cham, Switzerland, please mark the appropriate box on the Proxy Card on the reverse side, sign and date the Proxy Card on the reverse side and return it to Transocean Ltd., Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, USA, in the enclosed postage pre-paid envelope arriving no later than 4 p.m. Eastern Daylight Time (EDT) (10 p.m. Swiss time) on May 17, 2012. In addition, please present this detached card, together with proof of identification, at the admission office prior to the meeting. If you hold several admission cards, please present all of them for validation at the meeting. Your vote is important. To ensure the shares are represented, you should complete, sign and date the below proxy card and return it promptly in the enclosed postage pre-paid envelope, whether or not you intend to attend the meeting. You may revoke your proxy and vote in person if you decide to attend the meeting. You Must Separate This Admission Card Before Returning the Proxy Card in the Enclosed Envelope. Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be Held May 18, 2012: The Combined Document is available at http://www.deepwater.com/proxymaterials.cfm. M42719-TBD TRANSOCEAN LTD. THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Proxy Card for use at the Annual General Meeting of Shareholders of Transocean Ltd., a Swiss corporation ("Transocean"), or any adjournment or postponement thereof (the "Meeting"), to be held on May 18, 2012 at 4:00 p.m., Swiss time, at the Lorzensaal Cham, Dorfplatz 3, CH-6330 Cham, Switzerland. IMPORTANT NOTE: Please sign, date and return this Proxy Card in the enclosed postage pre-paid envelope either to: Transocean Ltd., Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or, if granting a proxy to the independent representative Rainer Hager, Attorney at Law and Notary, Schweiger, Advokatur/Notariat, Dammstrasse 19, CH-6300 Zug, Switzerland. We urge you to return your proxy card by 4 p.m. Eastern Daylight Time (EDT) (10 p.m. Swiss time) on May 17, 2012 to ensure that your Proxy Card is timely submitted. INDICATE ON THE REVERSE SIDE OF THIS PROXY CARD WHETHER: The signatory, revoking any proxy heretofore given in connection with the Meeting, appoints Transocean as proxy, with full powers of substitution, to represent the signatory at the Meeting and to vote all shares the signatory is entitled to vote at such Meeting on all matters properly presented at the Meeting; or The signatory, revoking any proxy heretofore given in connection with the Meeting, appoints the independent representative, Rainer Hager (the "Independent Representative"), with full powers of substitution, to represent the signatory at the Meeting and to vote all shares the signatory is entitled to vote at such Meeting on all matters properly presented at the Meeting. Please also provide your specific voting instructions by marking the applicable instruction boxes on the reverse side of this Proxy Card. If you do not provide specific instructions in relation to one or several agenda items, your voting rights will be exercised in the manner proposed by the Board of Directors ("FOR" proposals 1-2 and 4-5, "FOR" each director nominee listed in proposal 3). If you do not provide specific instructions otherwise, in the event of other agenda items or proposals during the Meeting ("Ad Hoc Proposals") on which voting is permissible under Swiss law, Transocean or the Independent Representative, as applicable, will vote the shares in accordance with the respective recommendation of the Board of Directors. If you return the Proxy Card without indication whether you appoint Transocean or the Independent Representative as your proxy, the Proxy Card will be treated as an authorization of Transocean to act as your proxy. The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid Meeting. Continued on the reverse side. Must be signed and dated on the reverse side.